Exhibit 10.8

CREDIT AGREEMENT
Dated as of March 22, 2007
among
SANDRIDGE ENERGY, INC.
as the Borrower,
BANK OF AMERICA, N.A.,
as Administrative Agent
and
The Other Lenders Party Hereto
BANC OF AMERICA SECURITIES LLC
Lead Arranger
DEUTSCHE BANK SECURITIES INC.
GOLDMAN SACHS CREDIT PARTNERS L.P.
LEHMAN BROTHERS INC.
Co-Arrangers

i

SCHEDULES

2.01	Commitments and Applicable Percentages
5.03	Governmental Authorizations
5.05	Supplement to Interim Financial Statements
5.06	Litigation
5.09	Environmental Matters
5.13	Subsidiaries; Other Equity Investments and Loan Parties
10.02	Administrative Agent’s Office; Certain Addresses for Notices
10.06	Processing and Recordation Fees

EXHIBITS

Form of

A	Loan Notice
B	Compliance Certificate
C	Assignment and Assumption
D	Guaranty
E	Opinion of Counsel to the Loan Parties

CREDIT AGREEMENT
     This CREDIT AGREEMENT (“Agreement”) is entered into as of March 22, 2007 among SANDRIDGE ENERGY, INC., a Delaware corporation (the “Borrower”), each LENDER from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, and BANC OF AMERICA SECURITIES LLC, as Lead Arranger, DEUTSCHE BANK SECURITIES INC., GOLDMAN SACHS CREDIT PARTNERS L.P. and LEHMAN BROTHERS INC., as Co-Arrangers (collectively, the “Co-Arrangers” and individually, a “Co-Arranger”).
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquired Debt” means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary, as the case may be.
     “Additional Assets” means (i) any assets or property (other than cash, Cash Equivalents or securities) used in the Oil and Gas Business or any business ancillary thereto, (ii) Investments in any other Person engaged in the Oil and Gas Business or any business ancillary thereto (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary, (iii) the acquisition from third parties of Capital Stock of a Restricted Subsidiary or (iv) Permitted Business Investments.
     “Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination, the remainder of:
     (i) the sum of
     (a) discounted future net revenues from proved oil and gas reserves of the Borrower and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state, federal or foreign income taxes, as estimated in a reserve report prepared as of the end of the Borrower’s most recently completed fiscal year, which reserve report is prepared or reviewed by independent petroleum engineers as to reserves accounting for at least 80% of all such discounted future net revenues and by the Borrower’s petroleum engineers with respect to any other reserves covered by such report, as increased by, as of the date of determination, the estimated discounted future net revenues from (1) estimated proved oil and gas reserves acquired since such year-end, which reserves were not reflected in such year-end reserve report, and (2) estimated increases in proved oil and gas reserves since such year-end due to exploration, development or exploitation activities or due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from (3) estimated proved oil and gas reserves reflected in such year-end report produced or disposed of since such year-end and (4) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year-end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such year-end reserve report); provided that, in the case of each of the determinations made pursuant to clauses (1) through (4), such increases and decreases shall be as estimated by the Borrower’s petroleum engineers, unless there is a Material Change as a result of such acquisitions, dispositions or revisions, in which event the discounted future net revenues utilized for purposes of this clause (i)(a) shall be confirmed in writing an independent petroleum engineer, plus
     (b) the capitalized costs that are attributable to oil and gas properties of the Borrower and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Borrower’s books and records as of a date no earlier than the date of the Borrower’s latest annual or quarterly financial statements, plus
     (c) the Net Working Capital on a date no earlier than the date of the Borrower’s latest annual or quarterly financial statements, plus
     (d) the greater of (1) the net book value on a date no earlier than the date of the Borrower’s latest annual or quarterly financial statements and (2) the appraised value, as estimated by independent appraisers, of other tangible assets (including, without duplication, Investments in unconsolidated Restricted Subsidiaries) of the Borrower and its Restricted Subsidiaries, as of the date no earlier than the date of the Borrower’s latest audited financial statements (provided that the Borrower shall not be required to obtain such appraisal of such assets if no such appraisal has been performed), minus (ii) the sum of
     (a) minority interests, plus
     (b) any net gas balancing liabilities of the Borrower and its Restricted Subsidiaries reflected in the Borrower’s latest audited Consolidated financial statements, plus
     (c) to the extent included in (i)(a) above, the discounted future net revenues, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Borrower’s year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Borrower and its Restricted

Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto) plus
     (d) the discounted future net revenues, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (i)(a) above, would be necessary to fully satisfy the payment obligations of the Borrower and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).
     If the Borrower changes its method of accounting from the full cost method to the successful efforts method or a similar method of accounting, “Adjusted Consolidated Net Tangible Assets” will continue to be calculated as if the Borrower were still using the full cost method of accounting.
     “Administrative Agent” means Bank of America, N.A. in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to any specified Person: (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; (2) any other Person that owns, directly or indirectly, 10% or more of the Voting Stock of such specified Person (or any of such specified Person’s direct or indirect parent’s Voting Stock); or (3) any other Person 10% or more of the Voting Stock of which is beneficially owned or held directly or indirectly by such specified Person. For the purposes of this definition and the representation and warranty set forth in Section 5.14(b), “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “Aggregate Commitments” means the Commitments of all the Initial Lenders.
     “Agreement” means this Credit Agreement.
     “Applicable Fixed Rate” has the meaning set forth in Section 2.05(a).
     “Applicable Floating Rate Margin” has the meaning set forth in Section 2.05(b).

     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger or consolidation, Production Payments and Reserve Sales or a Sale Leaseback Transaction) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of:
     (1) any Capital Stock of any Restricted Subsidiary;
     (2) all or substantially all of the properties and assets of any division or line of business of the Borrower or any Restricted Subsidiary; or
     (3) any other properties, assets or rights of the Borrower or any Restricted Subsidiary other than in the ordinary course of business.
For the purposes of this definition, the term “Asset Sale” shall not include:
     (A) any transfer of properties and assets (including any Capital Stock of a Restricted Subsidiary) that is governed by Section 7.03,
     (B) any transfer of properties and assets that is by the Borrower to any Restricted Subsidiary, or by any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary in accordance with the terms of this Agreement,
     (C) any transfer of properties and assets that would be within the definition of a “Permitted Investment” or a “Restricted Payment” and, in the latter case, would be permitted to be made as a Restricted Payment (and shall be deemed a Restricted Payment) under Section 7.05,
     (D) the transfer of Cash Equivalents, inventory, accounts receivable, surplus or obsolete equipment or other property (excluding the disposition of oil and gas in place and other interests in real property unless made in connection with a Permitted Business Investment),
     (E) the abandonment, assignment (including any assignments made pursuant to the Well Participation Program), lease, sublease or farm-out of oil and gas properties, or the forfeiture or other disposition of such properties, pursuant to operating agreements or other instruments or agreements that, in each case, are entered into in the ordinary course of business in a manner that is customary in the Oil and Gas Business,
     (F) the transfer of Property received in settlement of debts owing to such Person as a result of foreclosure, perfection or enforcement of any Lien or debt, which debts were owing to such Person in the ordinary course of its business,
     (G) any Production Payments and Reserve Sales, provided that any such Production Payments and Reserve Sales (other than incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Borrower or a Restricted Subsidiary), shall have been created, incurred, issued, assumed or guaranteed in connection with the acquisition or financing of, and within 90 days after the acquisition of, the Property that is subject thereto,
     (H) the licensing or sublicensing of intellectual property or other general intangibles to the extent that such license does not prohibit the licensor from using the intellectual property and licenses, leases or subleases of other property,
     (I) the creation or incurrence of any Lien,
     (J) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind,
     (K) the sale or other disposition (whether or not in the ordinary course of business) of oil and gas properties, provided at the time of such sale or other disposition such properties do not have associated with them any proved reserves or
     (L) any transfer of assets the Fair Market Value of which in the aggregate does not exceed $5,000,000 in any transaction or series of related transactions.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” in respect of a Sale Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).
     “Audited Financial Statements” means the audited Consolidated balance sheet of the Borrower and its Restricted Subsidiaries for the fiscal year ended December 31, 2005, and the related Consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Floating Rate Loan that bears interest based on the Base Rate.
     “Borrower” has the meaning specified in the introductory paragraph hereto, until a successor Person shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Borrower” shall mean such successor Person.
     “Borrower Materials” has the meaning specified in Section 6.02.
     “Borrowing” means a borrowing consisting of simultaneous Initial Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Initial Lenders pursuant to Section 2.01.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Capital Lease Obligation” of any Person means any obligation of such Person and its Restricted Subsidiaries on a Consolidated basis under any capital lease of (or other agreement conveying the right to use) real or personal property which, in accordance with GAAP, is required to be recorded as a capitalized lease obligation.
     “Capital Stock” of any Person means any and all shares, units, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, other equity interests whether now outstanding or issued after the date hereof, partnership interests (whether general or limited), limited liability company interests, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, including any Preferred Stock, and any rights (other than debt securities convertible into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock.
     “Cash Equivalents” means
     (1) any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof,
     (2) deposits, time deposit accounts, certificates of deposit, money market deposits or acceptances of any financial institution having capital and surplus in excess of $500,000,000 that is a member of the Federal Reserve System and whose senior unsecured debt is rated at least “A-1” by S&P or at least “P-1” by Moody’s,

     (3) commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate or Subsidiary of the Borrower) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and rated at least “A-1” by S&P and at least “P-1” by Moody’s,
     (4) repurchase agreements and reverse repurchase agreements relating to Indebtedness of a type described in clause (1) above that are entered into with a financial institution described in clause (2) above and mature within 365 days from the date of acquisition,
     (5) deposits and certificates of deposit with any commercial bank not meeting the qualifications specified in clause (2) above, provided all such deposits do not exceed $1,000,000 in the aggregate at any one time and
     (6) money market funds which invest substantially all of their assets in securities described in the preceding clauses (1) through (4).
     “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means the occurrence of any of the following events:
     (1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than the Ward Group is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Borrower (measured by voting power rather than the number of shares);
     (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Borrower (together with any new directors whose election to such board or whose nomination for election by the stockholders of the Borrower was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such board of directors then in office;
     (3) the Borrower consolidates with or merges with or into any Person, or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any such Person, or any such Person consolidates with or merges into or with the Borrower, in any such event pursuant to a transaction in which the outstanding Voting

Stock of the Borrower is converted into or exchanged for cash, securities or other property, other than any such transaction where
     (A) the outstanding Voting Stock of the Borrower is changed into or exchanged for Voting Stock of the surviving Person which is not Disqualified Stock and
     (B) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock (measured by voting power rather than the number of shares) of the surviving Person; or
     (4) the Borrower is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions of Section 7.03.
For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring Voting Stock of the Borrower will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred.
     “Change of Control Offer” has the meaning set forth in Section 6.16.
     “Change of Control Payment” has the meaning set forth in Section 6.16.
     “Change of Control Payment Date” has the meaning set forth in Section 6.16.
     “Closing Date” means the date of the Borrowing hereunder, as specified by the Borrower in its Loan Notice.
     “Co-Arranger” and “Co-Arrangers” have the meaning specified in the introductory paragraph hereto.
     “Code” means the Internal Revenue Code of 1986.
     “Commitment” means, as to each Initial Lender, its obligation to make an Initial Loan to the Borrower pursuant to Section 2.01, in the amount set forth opposite such Lender’s name on Schedule 2.01.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit B.
     “Consolidated Fixed Charge Coverage Ratio” of any Person means, for any period, the ratio of

     (a) without duplication, the sum of Consolidated Net Income, and in each case to the extent deducted in computing such Consolidated Net Income for such period, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges for such period, of such Person and its Restricted Subsidiaries on a Consolidated basis, all determined in accordance with GAAP, less all non-cash items increasing Consolidated Net Income for such period, less (to the extent included in determining Consolidated Net Income) the sum of (a) the amount of deferred revenues that are amortized during the period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar-Denominated Production Payments, and less all cash payments during such period relating to non-cash charges that were added back to Consolidated Net Income in determining the Consolidated Fixed Charge Coverage Ratio in any prior period to
     (b) without duplication, the sum of Consolidated Interest Expense for such period, in each case after giving pro forma effect to, without duplication,
     (1) the incurrence of the Indebtedness giving rise to the need to make such calculation and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such period;
     (2) the incurrence, repayment or retirement of any other Indebtedness by the Person and its Restricted Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period);
     (3) in the case of Acquired Debt or any acquisition occurring at the time of the incurrence of such Indebtedness, the related acquisition, assuming such acquisition had been consummated on the first day of such period; and
     (4) any acquisition or disposition by such Person and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale, or any related repayment of Indebtedness, in each case since the first day of such period, assuming such acquisition or disposition had been consummated on the first day of such period;
provided that
     (1) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding for any part of the period for which the computation is being made but which bears, at the option of such Person, a fixed or floating rate of interest, shall be computed by applying at the option of such Person either the fixed or floating rate, and
     (2) in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.
     “Consolidated Income Tax Expense” of any Person means, for any period, the provision for federal, state, local and foreign income taxes (including state franchise taxes accounted for as income taxes in accordance with GAAP) of such Person and its Restricted Subsidiaries for such period as determined, on a Consolidated basis, in accordance with GAAP.
     “Consolidated Interest Expense” of any Person means, without duplication, for any period, the sum of
     (a) the interest expense, less interest income, of such Person and its Restricted Subsidiaries for such period, on a Consolidated basis, excluding any interest attributable to Dollar-Denominated Production Payments but including, without limitation,
     (1) amortization of debt discount (excluding amortization of capitalized debt issuance costs),
     (2) the net cash costs associated with Interest Rate Agreements (including amortization of discounts),
     (3) the interest portion of any deferred payment obligation,
     (4) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and
     (5) accrued interest, minus
     (b) to the extent included in (a) above, write-offs of deferred financing costs of such Person and its Restricted Subsidiaries during such period and any charge related to, or any premium paid in connection with, paying any such Indebtedness of such Person and its Restricted Subsidiaries prior to its Stated Maturity, plus
     (c) (1) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period and
     (2) all capitalized interest of such Person and its Restricted Subsidiaries plus

     (d) the interest expense under any Guaranteed Debt of such Person and any Restricted Subsidiary to the extent not included under any other clause hereof, whether or not paid by such Person or its Restricted Subsidiaries, plus
     (e) dividend payments by the Person with respect to Disqualified Stock and of any Restricted Subsidiary with respect to Preferred Stock (except, in either case, dividends paid solely in Qualified Capital Stock of such Person or such Restricted Subsidiary, as the case may be).
     “Consolidated Net Income” of any Person means, for any period, the Consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period on a Consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication,
     (1) all extraordinary gains or losses net of taxes (less all fees and expenses relating thereto),
     (2) the portion of net income (or loss) of such Person and its Restricted Subsidiaries on a Consolidated basis allocable to minority interests in unconsolidated Persons or Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Consolidated Restricted Subsidiaries,
     (3) any gain or loss, net of taxes, realized upon the termination of any employee pension benefit plan,
     (4) gains or losses, net of taxes (less all fees and expenses relating thereto), in respect of dispositions of assets other than in the ordinary course of the Oil and Gas Business (including, without limitation, dispositions pursuant to Sale Leaseback Transactions, but excluding transactions such as farmouts, sales of leasehold inventory and sales of undivided interests in drilling prospects),
     (5) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders,
     (6) any write-downs of non-current assets, provided that any ceiling limitation write-downs under SEC guidelines shall be treated as capitalized costs, as if such write-downs had not occurred,
     (7) any cumulative effect of a change in accounting principles, and
     (8) all deferred financing costs written off, and premiums paid, in connection with any early extinguishment of Indebtedness.

     “Consolidated Non-cash Charges” of any Person means, for any period, the aggregate depreciation, depletion, amortization and exploration expense and other non-cash charges of such Person and its Restricted Subsidiaries on a Consolidated basis for such period, as determined in accordance with GAAP (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period but including, without limitation, any non-cash charge arising from any grant of Capital Stock, options to acquire Capital Stock, or other equity based awards).
     “Consolidation” and “Consolidated” mean, with respect to any Person, the consolidation of the accounts of such Person and each of its Subsidiaries if and to the extent the accounts of such Person and each of its Subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Credit Facility” means, one or more debt facilities (including, without limitation, the Senior Credit Facility), commercial paper facilities or other debt instruments, indentures or agreements, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to the lenders or to special purpose entities formed to borrow from the lenders against such receivables), letters of credit or other debt obligations, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced from time to time in whole or in part from time to time, including without limitation any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders).
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means:
     (a) with respect to any Fixed Rate Loan, the Applicable Fixed Rate plus 2% per annum; and
     (b) with respect to any Floating Rate Loan or any other amount, (i) the Base Rate plus (ii) the Applicable Floating Rate Margin, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Floating Rate Margin) otherwise applicable to such Loan plus 2% per annum.

     “Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the board of directors of the Borrower who does not have any material direct or indirect financial interest (other than as a shareholder or employee of the Borrower or any Subsidiary) in or with respect to such transaction or series of related transactions.
     “Disqualified Stock” means (i) the Series A Preferred Stock and (ii) any other Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the principal of the Loans or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (other than upon a change of control of or sale of assets by the Borrower in circumstances where the holders of the Loans would have similar rights), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.
     “Dollar” and “$” mean lawful money of the United States.
     “Dollar-Denominated Production Payment” means a production payment required to be recorded as a borrowing in accordance with GAAP, together with all undertakings and obligations in connection therewith.
     “Eligible Assignee” means any Person that (a) meets the requirements to be an assignee under Sections 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)) and (b) is a “qualified institutional buyer” within the meaning of Rule 144A.
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Restricted Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     “Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Eurodollar Rate Loan” means a Floating Rate Loan that bears interest at a rate based on the Eurodollar Rate.
     “Event of Default” has the meaning specified in Section 8.01.

     “Excess Proceeds” means any Net Available Cash from an Asset Sale not applied in accordance with Section 7.04(b) within 365 days from the date of such Asset Sale.
     “Exchange Notes” means the Initial Exchange Notes and the Second Exchange Notes.
     “Exchanged Properties” means properties or assets or Capital Stock representing an equity interest in or assets used or useful in the Oil and Gas Business, received by the Borrower or a Restricted Subsidiary in a substantially concurrent purchase and sale, trade or exchange as a portion of the total consideration for other such properties or assets.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).
     “Existing Agreement” means that certain Bridge Loan Agreement dated as of November 21, 2006, among the Borrower (under its former name of Riata Energy, Inc.), Bank of America, N.A. and the other lenders from time to time party thereto.
     “Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value of an asset or property in excess of $10,000,000 shall be determined by the board of directors of the Borrower acting in good faith, in which event it shall be evidenced by a resolution of the board of directors.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

     “Final Maturity Date” means the Fixed Rate Maturity Date and the Floating Rate Maturity Date in the case of Fixed Rate Loans and Floating Rate Loans, respectively.
     “Fixed Rate Borrowing” means a borrowing consisting of simultaneous Fixed Rate Loans made by each of the Fixed Rate Lenders pursuant to Section 2.01(a).
     “Fixed Rate Commitment” means, as to each Fixed Rate Lender, its obligation to make Fixed Rate Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Fixed Rate Lender’s name on Schedule 2.01 under the caption “Fixed Rate Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Fixed Rate Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Fixed Rate Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Fixed Rate Commitments at such time and (b) thereafter, the aggregate principal amount of the Fixed Rate Loans of all Fixed Rate Lenders outstanding at such time.
     “Fixed Rate Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Fixed Rate Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Fixed Rate Loans at such time.
     “Fixed Rate Loan” means an advance made by any Fixed Rate Lender under the Fixed Rate Facility, together with any increases in principal amount of such Loans as a payment of PIK Interest pursuant to Section 2.05(a).
     “Fixed Rate Maturity Date” means April 1, 2015.
     “Floating Rate Borrowing” means a borrowing consisting of simultaneous Floating Rate Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Floating Rate Lenders pursuant to Section 2.01(b).
     “Floating Rate Commitment” means, as to each Floating Rate Lender, its obligation to make Floating Rate Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Floating Rate Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Floating Rate Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
     “Floating Rate Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Floating Rate Commitments at such time and (b) thereafter, the aggregate principal amount of the Floating Rate Loans of all Floating Rate Lenders outstanding at such time.
     “Floating Rate Lender” means at any time, (a) on or prior to the Closing Date, any Lender that has a Floating Rate Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Floating Rate Loans at such time.

     “Floating Rate Loan” means an advance made by any Floating Rate Lender under the Floating Rate Facility.
     “Floating Rate Maturity Date” means April 1, 2014.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Foreign Subsidiary” means any Restricted Subsidiary of the Borrower that (x) is not organized under the laws of the United States of America or any State thereof or the District of Columbia, or (y) was organized under the laws of the United States of America or any State thereof or the District of Columbia that has no material assets other than Capital Stock of one or more foreign entities of the type described in clause (x) above and is not a guarantor of Indebtedness under a Credit Facility.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
     “GAAP” means generally accepted accounting principles in the United States which are in effect from time to time.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantee” means the guarantee by any Guarantor of the obligations of the Borrower under this Agreement, including the obligations to pay principal of, premium, if any, and interest when due and payable on the Loans, and all other amounts due or to become due under or in connection with this Agreement, the Loans and the performance of all other obligations to the Administrative Agent and the Lenders under this Agreement and the Loans, according to the respective terms thereof.
     “Guaranteed Debt” of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement, made primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,

     (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness,
     (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services,
     (3) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered),
     (4) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or to cause such debtor to achieve certain levels of financial performance or
     (5) otherwise to assure a creditor against loss;
provided that the term “guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business.
     “Guarantors” means, collectively, (i) NEG Oil & Gas LLC, ROC Gas Company, National Onshore LP, National Offshore LP, NEG Operating LLC, Lariat Services, Inc., Lariat Compression Company, SandRidge Operating Company, Integra Energy, L.L.C., PetroSource Energy Company, LP, PetroSource Production Company, L.P. and SandRidge Holdings, Inc. and (ii) each Person which becomes a Guarantor after the Closing Date pursuant to Section 6.12.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Immaterial Subsidiary” means any Subsidiary with total assets of less than $500,000, as determined in accordance with its latest financial statements.
     “Incremental Margin” means (i) prior to May 31, 2008, 0%, (ii) from May 31, 2008 through but excluding the 90-day anniversary thereof, 0.25% and (iii) thereafter, 0.50%; provided that the Incremental Margin shall be 0% on any date on and after the Initial Exchange Date.
     “Indebtedness” means, with respect to any Person, without duplication,
     (1) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any Trade Accounts Payable and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities,

     (2) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,
     (3) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding Trade Accounts Payable,
     (4) all obligations under or in respect of currency exchange contracts, oil, gas or other hydrocarbon price hedging arrangements and Interest Rate Agreements of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time),
     (5) all Capital Lease Obligations of such Person,
     (6) the Attributable Indebtedness of such Person related to any Sale Leaseback Transaction,
     (7) all Indebtedness referred to in clauses (1) through (6) above of other Persons and all dividends of other Persons, to the extent the payment of such Indebtedness or dividends is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,
     (8) all Guaranteed Debt of such Person,
     (9) all Disqualified Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends,
     (10) all Preferred Stock of any Restricted Subsidiary of the Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends,
     (11) with respect to any Production Payment and Reserve Sale, any warranties or guaranties of production or payment by such Person with respect to such Production Payment and Reserve Sale but excluding other contractual obligations of such Person with respect to such Production Payment and Reserve Sale and
     (12) any amendment, supplement, modification, deferral, renewal, extension, refunding or refinancing of any liability of the types referred to in clauses (1) through (11) above.
     For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if it were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock or Preferred Stock, such Fair Market Value to be determined in good faith by the board of directors of the issuer of such Disqualified Stock or Preferred Stock. Subject to clause (11) of the preceding sentence, Production Payments and Reserve Sales shall not be deemed to be Indebtedness.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitee” has the meaning specified in Section 10.04(b).
     “Information” has the meaning specified in Section 10.07.
     “Initial Exchange” has the meaning set forth in Section 6.15.
     “Initial Exchange Date” has the meaning set forth in Section 6.15.
     “Initial Exchange Note” means a note of the Borrower issued pursuant to the Initial Exchange Note Indenture.
     “Initial Exchange Note Indenture” means the collective reference to one or more indentures to be entered into to give effect to the exchange right of the Lenders pursuant to Section 6.15, having economic terms (including interest rate, maturity and prepayment provisions) and negative covenants substantially the same as those applicable to the Loans, except as otherwise contemplated by Section 6.15 and as modified to reflect customary provisions for notes issued in an offering pursuant to Rule 144A by similar issuers, all as proposed by the Lead Arranger for the Exchange Notes and reasonably acceptable to the Borrower.
     “Initial Lenders” means Banc of America Bridge LLC, Goldman Sachs Credit Partners L.P., Lehman Commercial Paper Inc. and Deutsche Bank AG, New York Branch.
     “Initial Loan” means a Loan made by an Initial Lender on the Closing Date pursuant to Section 2.01.
     “Interest Payment Date” means the first Business Day of each April, July, October and January, beginning with July 2007, and the Initial Exchange Date or the Final Maturity Date, as applicable.
     “Interest Period” means, as to each Loan, (i) in the case of the first Interest Period, the period beginning on the Closing Date and ending on the first Interest Payment Date and (ii) in the case of each subsequent Interest Period, the period beginning on the last day of the immediately preceding Interest Period and ending on the next succeeding Interest Payment Date.
     “Interest Rate Agreements” means one or more of the following agreements which shall be entered into from time to time by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements.
     “Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.
     “Investment” means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to any other Person (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. “Investment” shall exclude direct or indirect advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the Borrower’s or any Restricted Subsidiary’s balance sheet, endorsements for collection or deposit arising in the ordinary course of business and extensions of trade credit on commercially reasonable terms in accordance with normal trade practices. If the Borrower of any Restricted Subsidiary of the Borrower sells or otherwise disposes of any Capital Stock of any direct or indirect Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Borrower (other than the sale of all of the outstanding Capital Stock of such Subsidiary), the Borrower will be deemed to have made an Investment on the date of such sale or disposition equal to the Fair Market Value of the Borrower’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 7.05.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
     “Lead Arranger” means Banc of America Securities LLC.
     “Lender” has the meaning specified in the introductory paragraph hereto.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
     “Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, hypothecation, claim, preference, priority or other encumbrance for security purposes upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement. References herein to Liens allowed to exist upon any particular item of Property shall also be deemed (whether or not stated specifically) to allow Liens to exist upon any accessions, improvements or additions to such property, upon any contractual rights relating primarily to such Property, and upon any proceeds of such Property or of such accessions, improvements, additions or contractual rights.
     “Liquid Securities” means securities (i) of an issuer that is not an Affiliate of the Borrower, (ii) that are publicly traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market and (iii) as to which the Borrower is not subject to any restrictions on sale or transfer (including any volume restrictions under Rule 144 under the Securities Act or any other restrictions imposed by the Securities Act) or as to which a registration statement under the Securities Act covering the resale thereof is in effect for as long as the securities are held; provided that securities meeting the requirements of clauses (i), (ii) and (iii) above shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of (a) the date on which such securities are sold or exchanged for cash or Cash Equivalents and (b) 360 days following the date of receipt of such securities. If such securities are not sold or exchanged for cash or Cash Equivalents within 360 days of receipt thereof, for purposes of determining whether the transaction pursuant to which the Borrower or a Restricted Subsidiary received the securities was in compliance with the provisions of Section 7.04, such securities shall be deemed not to have been Liquid Securities at any time.
     “Loan” means a Fixed Rate Loan or a Floating Rate Loan, and “Loans” means any combination of the foregoing.
     “Loan Documents” means this Agreement and the Guaranty.
     “Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.
     “Loan Parties” means, collectively, the Borrower and each Guarantor.
     “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), results of operations or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries taken as a whole; (b) a material impairment of (i) the rights and remedies of the Administrative Agent or any Lender under any Loan Document or (ii) the ability of the Loan Parties to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
     “Material Change” means an increase or decrease (except to the extent resulting from changes in prices) of more than 30% during a fiscal quarter in the estimated discounted future net revenues from proved oil and gas reserves of the Borrower and its Restricted Subsidiaries, calculated in accordance with clause (i)(a) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change: (i) any acquisitions during the quarter of oil and gas reserves with respect to which the discounted future net revenues from proved oil and gas reserves have been estimated or confirmed by independent petroleum engineers and (ii) any dispositions of properties and assets during such quarter that were disposed of in compliance with Section 7.04.
     “Midstream Assets” means (i) assets used primarily for gathering, transmission, storage, processing or treatment of natural gas, natural gas liquids or other hydrocarbons or carbon dioxide and (ii) equity interests of any Person that has no substantial assets other than assets referred to in clause (i).
     “MNPI” has the meaning specified in Section 6.02.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Net Available Cash” from an Asset Sale or Sale Leaseback Transaction means cash proceeds received therefrom (including (i) any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received and (ii) the Fair Market Value of Liquid Securities and Cash Equivalents, and excluding (iii) any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the assets or property that is the subject of such Asset Sale or Sale Leaseback Transaction and (iv) except to the extent subsequently converted to cash, within 360 days after such Asset Sale or Sale Leaseback Transaction, Cash Equivalents or Liquid Securities; consideration constituting Exchanged Properties or consideration other than as identified in the immediately preceding clauses (i) and (ii)), in each case net of:
     (a) all legal, title and recording expenses, commissions and other fees and expenses incurred, and all federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Sale or Sale Leaseback Transaction,
     (b) all payments made on any Indebtedness (but specifically excluding Indebtedness of the Borrower and its Restricted Subsidiaries assumed in connection with or in anticipation of such Asset Sale or Sale Leaseback Transaction) which is secured by any assets subject to such Asset Sale or Sale Leaseback Transaction, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or Sale Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Asset Sale or Sale Leaseback Transaction, provided that such payments are made in a manner that results in the permanent reduction in the balance of such Indebtedness and, if applicable, a permanent reduction in any outstanding commitment for future incurrences of Indebtedness thereunder,
     (c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale or Sale Leaseback Transaction and
     (d) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale or Sale Leaseback Transaction and retained by the Borrower or any Restricted Subsidiary after such Asset Sale or Sale Leaseback Transaction;
provided, however, that if any consideration for an Asset Sale or Sale Leaseback Transaction (which would otherwise constitute Net Available Cash) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to such Person or its Restricted Subsidiaries from escrow.
     “Net Cash Proceeds” means with respect to any issuance or sale of Capital Stock or debt securities or Capital Stock that has been converted into or exchanged for Capital Stock as referred to in Section 7.05, the proceeds of such issuance or sale in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Borrower or any Restricted Subsidiary), net of attorney’s fees, accountant’s fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.
     “Net Working Capital” means (i) all current assets of the Borrower and its Restricted Subsidiaries, less (ii) all current liabilities of the Borrower and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in Consolidated financial statements of the Borrower prepared in accordance with GAAP, provided, however, that all of the following shall be excluded in the calculation of Net Working Capital: (a) current assets or liabilities relating to the mark-to-market value of Interest Rate Agreements and hedging arrangements constituting Permitted Debt, (b) any current assets or liabilities relating to non-cash charges arising from any grant of Capital Stock, options to acquire Capital Stock, or other equity based awards, and (c) any current assets or liabilities relating to non-cash charges or accruals for future abandonment liabilities.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

     “Oil and Gas Business” means the business of exploiting, exploring for, developing, acquiring, operating, producing, processing, gathering, marketing, storing, selling, hedging, treating, swapping, refining and transporting hydrocarbons and carbon dioxide and other related energy businesses, including contract drilling and other oilfield services.
     “Oil and Gas Liens” means (i) Liens on any specific property or any interest therein, construction thereon or improvement thereto to secure all or any part of the costs incurred for surveying, exploration, drilling, extraction, development, operation, production, construction, alteration, repair or improvement of, in, under or on such property and the plugging and abandonment of wells located thereon (it being understood that, in the case of oil and gas producing properties, or any interest therein, costs incurred for “development” shall include costs incurred for all facilities relating to such properties or to projects, ventures or other arrangements of which such properties form a part or which relate to such properties or interests); (ii) Liens on an oil or gas producing property to secure obligations incurred or guarantees of obligations incurred in connection with or necessarily incidental to commitments for the purchase or sale of, or the transportation or distribution of, the products derived from such property; (iii) Liens arising under partnership agreements, oil and gas leases, overriding royalty agreements, net profits agreements, production payment agreements, royalty trust agreements, incentive compensation programs for geologists, geophysicists and other providers of technical services to the Borrower or a Restricted Subsidiary, master limited partnership agreements, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of oil, gas or other hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, operating agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract; (iv) Liens arising in connection with Production Payments and Reserve Sales; provided that such Liens are limited to the property that is subject to such Production Payments and Reserve Sales, and such Production Payments and Reserve Sales either (a) were created in connection with the acquisition or financing of the property and were incurred within 90 days after the acquisition of the property subject thereto, or (b) constitute Asset Sales made in compliance with Section 7.04; and (v) Liens on pipelines or pipeline facilities that arise by operation of law.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Participant” has the meaning specified in Section 10.06(d).
     “Pari Passu Indebtedness” means any Indebtedness of the Borrower or a Guarantor that is pari passu in right of payment to the Loans or a Guarantee, as the case may be.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “PCAOB” means the Public Company Accounting Oversight Board.
     “Permitted Business Investments” means Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the Oil and Gas Business as a means of actively engaging therein through agreements, transactions, interests or arrangements which permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of Oil and Gas Business jointly with third parties, including (i) ownership interests in oil and gas properties or gathering, transportation, processing, storage or related systems and (ii) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited) and other similar agreements (including for limited liability companies) with third parties, excluding, however, Investments in Persons other than Restricted Subsidiaries.
     “Permitted Investment” means
     (1) Investments in any Restricted Subsidiary or any Person which, as a result of such Investment, (a) becomes a Restricted Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or any Restricted Subsidiary;
     (2) Indebtedness of the Borrower or a Restricted Subsidiary described under clauses (4), (5) and (6) of the definition of “Permitted Debt;”
     (3) Investments in any of the Loans or Exchange Notes;
     (4) Cash Equivalents;
     (5) Investments in property, plant and equipment used in the ordinary course of business and Permitted Business Investments;
     (6) Investments acquired by the Borrower or any Restricted Subsidiary in connection with an Asset Sale permitted under Section 7.04 to the extent such Investments are non-cash proceeds as permitted under such covenant;

     (7) Investments in existence on the date hereof;
     (8) Investments acquired in exchange for the issuance of Capital Stock of the Borrower (other than Disqualified Stock of the Borrower or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary);
     (9) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits provided to third parties in the ordinary course of business;
     (10) loans or advances to employees of the Borrower in the ordinary course of business for bona fide business purposes of the Borrower and its Restricted Subsidiaries (including travel, entertainment and relocation expenses) in the aggregate amount outstanding at any one time of not more than $2,000,000;
     (11) any Investments received in good faith in settlement or compromise of receivables or other obligations that were obtained in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;
     (12) other Investments in the aggregate amount outstanding at any one time of up to the greater of (x) $25,000,000 and (y) 5.0% of Adjusted Consolidated Net Tangible Assets; and
     (13) guarantees received with respect to any Permitted Investment listed above.
     In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value at the time of Investment, without regard to subsequent changes in value.
     “Permitted Lien” means:
     (1) any Lien existing as of the date hereof securing Indebtedness or obligations existing on the date hereof and not otherwise referred to in this definition;
     (2) any Lien with respect to the Senior Credit Facility or any successor Credit Facilities securing Indebtedness incurred thereunder that could be borrowed under Section 7.02;
     (3) any Lien securing the Loans, the Guarantees and other obligations arising under this Agreement;
     (4) any Lien in favor of the Borrower or a Restricted Subsidiary;
     (5) any Lien arising by reason of:
     (A) any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;
     (B) taxes, assessments or governmental charges or claims that are not yet delinquent or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as will be required in conformity with GAAP will have been made therefor;
     (C) security made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security;
     (D) good faith deposits in connection with tenders, leases and contracts (other than contracts for the payment of Indebtedness);
     (E) zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights of way, utilities, sewers, electric lines, telephone or telegraph lines, and other similar purposes, provisions, covenants, conditions, waivers, restrictions on the use of property or minor irregularities of title (and with respect to leasehold interests, mortgages, obligations, Liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee), none of which materially impairs the use of any parcel of property material to the operation of the business of the Borrower or any Restricted Subsidiary or the value of such property for the purpose of such business;
     (F) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds;
     (G) operation of law or contract in favor of mechanics, carriers, warehousemen, landlords, materialmen, laborers, employees, suppliers and similar persons, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;
     (H) normal depository arrangements with banks;
     (6) any Lien securing Acquired Debt created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Borrower or any Restricted Subsidiary; provided that such Lien only secures the assets acquired in connection with the transaction pursuant to which the Acquired Debt became an obligation of the Borrower or a Restricted Subsidiary;
     (7) any Lien to secure performance bids, leases (including, without limitation, statutory and common law landlord’s liens), statutory obligations, letters of credit and other obligations of a like nature and incurred in the ordinary course of business of the Borrower or any Subsidiary and not securing or supporting Indebtedness, and any Lien to secure statutory or appeal bonds;
     (8) any Lien securing Indebtedness permitted to be incurred pursuant to clause (6) or clause (8) of the definition of Permitted Debt, so long as none of such Indebtedness constitutes debt for borrowed money;
     (9) any Lien securing Capital Lease Obligations or Purchase Money Obligations incurred in accordance with Section 7.02(b)(vii) and which are incurred or assumed solely in connection with the acquisition, development or construction of real or personal, moveable or immovable property commencing within 90 days of such incurrence or assumption; provided that such Liens only extend to such acquired, developed or constructed property, such Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, addition or improvement thereto, and the incurrence of such Indebtedness is permitted by Section 7.02;
     (10) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;
     (11) (A) Liens on property, assets or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Borrower or any of its Restricted Subsidiaries; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary or such merger or consolidation; provided further, that any such Lien may not extend to any other property owned by the Borrower or any Restricted Subsidiary and assets fixed or appurtenant thereto; and (B) Liens on property, assets or shares of capital stock existing at the time of acquisition thereof by the Borrower or any of its Restricted Subsidiaries; provided, however, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition and do not extend to any property other than the property so acquired;
     (12) Oil and Gas Liens, in each case which are not incurred in connection with the borrowing of money;
     (13) any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (12) so long as no additional collateral is granted as security thereby; and
     (14) in addition to the items referred to in clauses (1) through (13) above, Liens of the Borrower and its Restricted Subsidiaries to secure Indebtedness in an aggregate amount at any time outstanding which does not exceed 5.0% of Adjusted Consolidated Net Tangible Assets as most recently determined at such time.

     “Permitted MLP Securities” means equity securities (including incentive distribution rights) of a master limited partnership (or limited liability company or similar business entity with pass-through treatment for U.S. Federal income tax purposes) that has a class of equity securities traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market, provided that such master limited partnership (or other entity) is an Affiliate of the Borrower.
     “Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, extend, substitute, defease, refund, refinance or replace (“refinance”) other Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:
     (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being refinanced (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);
     (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced;
     (3) if the Indebtedness being refinanced is subordinated in right of payment to the Loans, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Loans on terms at least as favorable to the holders of Loans as those contained in the documentation governing the Indebtedness being refinanced; and
     (4) such Indebtedness is incurred either by the Borrower or by the Restricted Subsidiary, as applicable, that is the obligor on the Indebtedness refinanced.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permitted Debt” has the meaning specified in Section 7.02(b).
     “Permitted Payment” has the meaning specified in Section 7.05(b).
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “PIK Interest” shall have the meaning set forth in Section 2.05(a).

     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Platform” has the meaning specified in Section 6.02.
     “Preferred Stock” means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.
     “Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.
     “Production Payments and Reserve Sales” means the grant or transfer by the Borrower or a Restricted Subsidiary to any Person of a royalty, overriding royalty, net profits interest, Production Payment, partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties where the holder of such interest has recourse solely to such properties, production or proceeds of production, subject to the obligation of the grantor or transferor to operate and maintain, or cause the subject interests to be operated and maintained, in a reasonably prudent manner or other customary standard or subject to the obligation of the grantor or transferor to indemnify for environmental, title or other matters customary in the Oil and Gas Business, including any such grants or transfers pursuant to incentive compensation programs on terms that are reasonably customary in the Oil and Gas Business for geologists, geophysicists and other providers of technical services to the Borrower or a Restricted Subsidiary.
     “Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock and other securities issued by any other Person (but excluding Capital Stock or other securities issued by such first mentioned Person).
     “Public-Side Lender” has the meaning specified in Section 6.02.
     “Purchase Money Obligation” means any Indebtedness secured by a Lien on assets related to the business of the Borrower which are purchased or constructed by the Borrower at any time after the Loans are issued; provided that
     (1) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively a “Purchase Money Security Agreement”) shall be entered into within 90 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired (together with any additions, accessions, and other related assets referred to in the last sentence of the above definition of “Liens”),
     (2) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions, improvements, and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness and
     (3) (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions, improvements and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to the Borrower of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired subject to the last sentence of the above definition of “Liens”).
     “Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Disqualified Stock.
     “Register” has the meaning specified in Section 10.06(c).
     “Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.
     “Registration Default” has the meaning specified in Section 6.15.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the Commitments shall have or shall have been terminated, Lenders holding in the aggregate more than 50% of the outstanding principal amount of the Loans.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” has the meaning set forth in Section 7.05.
     “Restricted Subsidiary” of a Person means any Subsidiary of that Person that is not an Unrestricted Subsidiary.
     “Rule 144A” means Rule 144A promulgated under the Securities Act.

     “Sale Leaseback Transaction” means, with respect to the Borrower or any of its Restricted Subsidiaries, any arrangement with any Person providing for the leasing by the Borrower or any of its Restricted Subsidiaries of any real property or equipment, acquired or placed into service more than 180 days prior to such arrangement, whereby such property has been or is to be sold or transferred by the Borrower or any of its Restricted Subsidiaries to such Person.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.
     “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Second Exchange Notes” has the meaning specified in Section 6.15.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Securities Laws” means the Securities Act and regulations thereunder, the Securities Exchange Act of 1934 and regulations thereunder, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.
     “Senior Credit Facility” means that certain Credit Agreement dated as of November 21, 2006 among the Borrower (f/k/a Riata Energy, Inc.), Bank of America and the other lenders party thereto, as such agreement, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive amendments, renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing).
     “Series A Preferred Stock” means the Series A Convertible Preferred Stock of the Borrower issued pursuant to the Certificate of Designations filed on December 11, 2006.
     “Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC as in effect on the date hereof.
     “Stated Maturity” means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.
     “Subordinated Indebtedness” means Indebtedness of the Borrower or a Guarantor subordinated in right of payment to the Loans or a Guarantee, as the case may be.

     “Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Subsidiary” of a Person means
     (1) any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof, or
     (2) any limited partnership of which such Person or any Subsidiary of such Person is a general partner, or
     (3) any other Person in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries, directly or indirectly, has more than 50% of the outstanding Capital Stock or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.
     “Surviving Entity” has the meaning specified in Section 7.03(a)(i).
     “Syndication Completion Date” means the earlier of (i) the date on which the Lead Arranger notifies the Lenders that the Lead Arranger has completed its primary syndication of the Initial Loans to its satisfaction but in any event not later than 60 days after the initial launch of the syndication on IntraLinks or (ii) the 180th day after the Closing Date.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Trade Accounts Payable” of any Person means accounts payable or other obligations of that Person or any Restricted Subsidiary to trade creditors created or assumed by the Person or such Restricted Subsidiary in the ordinary course of business in connection with the obtaining of goods or services.
     “Tranche” means, with respect to any Loan or Commitment, whether such Loan is a Fixed Rate Loan or Floating Rate Loan and whether such Commitment is a Fixed Rate Commitment or a Floating Rate Commitment.

     “Type” means, with respect to a Floating Rate Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “United States” and “U.S.” mean the United States of America.
     “Unrestricted Subsidiary” means any Subsidiary of the Borrower designated as such pursuant to and in compliance with Section 7.09.
     “Unrestricted Subsidiary Indebtedness” of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary
     (1) as to which neither the Borrower nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Borrower or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), except Guaranteed Debt of the Borrower or any Restricted Subsidiary to any Affiliate of the Borrower, in which case (unless the incurrence of such Guaranteed Debt resulted in a Restricted Payment at the time of incurrence) the Borrower shall be deemed to have made a Restricted Payment equal to the principal amount of any such Indebtedness to the extent guaranteed at the time such Affiliate is designated an Unrestricted Subsidiary and
     (2) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Borrower or any Restricted Subsidiary to declare, a default on such Indebtedness of the Borrower or any Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity;
provided that notwithstanding the foregoing, any Unrestricted Subsidiary may guarantee the Loans or any Credit Facility.
     “Volumetric Production Payment” means a production payment that is recorded as a sale in accordance with GAAP, whether or not the sale price must be recorded as deferred revenue, together with all undertakings and obligations in connection therewith.
     “Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).
     “Ward Group” means (i) Tom L. Ward (“Ward”); (ii) Ward’s wife; (iii) any of Ward’s lineal descendants; (iv) Ward’s estate; (v) any trust of which at least one of the trustees is Ward, or the principal beneficiaries of which are any one or more of the Persons in (i)-(iv); (vi) any

Person which is controlled by any one or more of the Persons in (i)-(v); and (vii) any group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the date hereof) that includes one or more of Persons described in clauses (i) through (vi) above, provided that such Persons described in clauses (i) through (vi) above control more than 50% of the voting power of such group.
     “Weighted Average Life to Maturity” means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment and (b) the amount of each such principal payment by (2) the sum of all such principal payments.
     “Well Participation Program” means that certain Well Participation Program effective as of June 8, 2006 by and among the Borrower and certain executive officers of the Borrower, as in effect on the Closing Date.
     “Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary all the Capital Stock of which is owned by the Borrower or another Wholly Owned Restricted Subsidiary (other than directors’ qualifying shares).
     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     1.04 Petroleum Terms.
     As used herein, the terms “proved reserves,” “proved developed reserves,” “proved developed producing reserves,” “proved developed nonproducing reserves,” and “proved undeveloped reserves” have the meaning given such terms from time to time and at the time in question by the Society of Petroleum Engineers of the American Institute of Mining Engineers.
     1.05 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
ARTICLE II.
THE COMMITMENTS AND LOANS
     2.01 Loans. (a) Subject to the terms and conditions set forth herein, each Fixed Rate Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Fixed Rate Lender’s Fixed Rate Commitment Percentage of the Fixed Rate Facility. The Fixed Rate Borrowing shall consist of Fixed Rate Loans made simultaneously by the Fixed Rate Lenders in accordance with their respective Applicable Percentage of the Fixed Rate Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed.
     (b) Subject to the terms and conditions set forth herein, each Floating Rate Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Floating Rate Lender’s Floating Rate Commitment. The Floating Rate Borrowing shall consist of Floating Rate Loans made simultaneously by the Floating Rate Lenders in accordance with their respective Floating Rate Commitments. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.
     2.02 Borrowings, Conversions and Continuations of Loans.
     (a) The Borrowings of Loans, each conversion of Floating Rate Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of Loans, of any conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each conversion or continuation of Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Floating Rate Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) in the case of a conversion or continuation, the principal amount of Loans to be converted or continued, and (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted. If the Borrower fails to specify a Type of Loan in a Loan Notice with respect to Floating Rate Loans or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Floating Rate Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.
     (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its ratable share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of the Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Closing Date. Upon satisfaction of the conditions set forth in Article IV, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
     (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

     (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
     (e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five Interest Periods in effect with respect to Loans.
     2.03 Prepayments.
     (a) Optional.
          (i) Fixed Rate Loans. At any time on or after April 1, 2011, the Borrower may prepay the Fixed Rate Loans at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice to the Administrative Agent, at the following prepayment prices (expressed as a percentage of principal amount), plus accrued and unpaid interest to the prepayment date, if prepaid during the twelve-month period beginning on April 1 of the years indicated below:

Year	Redemption Price

2011	104.313%
2012	102.156%
2013 and thereafter	100.00%
          (ii) Floating Rate Loans. At any time on or after April 1, 2009 and subject to Section 3.05, the Borrower may prepay the Floating Rate Loans at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice to the Administrative Agent, at the following prepayment prices (expressed as a percentage of principal amount), plus accrued and unpaid interest to the prepayment date, if prepaid during the twelve-month period beginning on April 1 of the years indicated below:

Year	Redemption Price

2009	103.00%
2010	102.00%
2011	101.00%
2012 and thereafter	100.00%
          (iii) Any partial prepayment shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate

Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.
     (b) Clean-Up Call. If after giving effect to the Initial Exchange, the aggregate amount of Fixed Rate Loans or Floating Rate Loans is less than 10% of the aggregate principal amount of Fixed Rate Loans or Floating Rate Loans, as applicable, made on the Closing Date (the “Affected Tranche”), the Borrower may at its option prepay Loans of the Affected Tranche or Affected Tranches in whole (but not in part) at 100% of the outstanding principal amount thereof, together with interest thereon to the date of payment, provided that any such prepayment will be made, if at all, not later than 60 days after the Initial Exchange Date.
     (c) Mandatory. The Borrower shall, within 7 Business Days of the date on which the aggregate amount of Excess Proceeds exceeds $20,000,000, prepay Loans in an aggregate amount equal to the amount of Excess Proceeds at 100% of the principal amount of such Loans plus accrued and unpaid interest, if any, on the amount so prepaid to the date of payment. Any such prepayment shall be applied ratably to all Loans, treated for this purpose as a single Tranche. Any Lender may elect, on not less than 4 Business Days’ prior written notice to the Administrative Agent with respect to any mandatory prepayment made pursuant to this Section 2.03(c) not to have such prepayment applied to such Lender’s Loans, in which case, the full amount not so applied shall be retained by the Borrower.
     (d) Applications. Prepayments made pursuant to this Section 2.03 shall be applied ratably to the Loans of the Lenders of the Tranche so repaid.
     2.04 Repayment of Loans.
     (a) The Fixed Rate Loans will mature and be paid in full on the Fixed Rate Maturity Date.
     (b) The Floating Rate Loans will mature and be paid in full on the Floating Rate Maturity Date.
     (c) The Final Maturity Date for all Loans tendered in the Initial Exchange shall be deemed to be the closing date for the Initial Exchange.
     2.05 Interest.
     (a) Fixed Rate Loans. Subject to the provisions of subsection (c) below, each Fixed Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Applicable Fixed Rate for such Interest Period. For any Interest Period prior to the fourth anniversary of the Closing Date, the Borrower may, at its option, elect to pay interest on the Fixed Rate Loans (i) entirely in cash (“Cash Interest”, and any such Interest Period for which Cash Interest is elected in accordance with the next succeeding sentence, a

“Cash Interest Period”), in which case interest for such Interest Period shall be payable in cash, or (ii) entirely in kind (“PIK Interest”; and any such Interest Period for which PIK Interest is elected in accordance with the next succeeding sentence, a “PIK Interest Period”), in which case interest for such Interest Period shall be payable by increasing the outstanding principal amount of the Loans by the amount of interest accrued during such Interest Period. The Borrower must elect the form of payment of interest for the Fixed Rate Loans, whether Cash Interest or PIK Interest, with respect to each Interest Period prior to the fourth anniversary of the Closing Date by delivering a notice to the Administrative Agent five Business Days prior to the start of such Interest Period. The Administrative Agent shall promptly deliver a corresponding notice to each Lender. In the absence of such an election for any Interest Period, interest on the Loans shall be payable according to the election for the previous Interest Period. “Applicable Fixed Rate” means (x) during any Cash Interest Period, 8.625% and (y) during any PIK Interest Period, 9.375% plus, in each case, the Incremental Margin applicable at such time.
     (b) Floating Rate Loans. Subject to the provisions of subsection (c) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Floating Rate Margin and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Floating Rate Margin. “Applicable Floating Rate Margin” means (x) for any Eurodollar Rate Loan, 3.625% and (y) for any Base Rate Loan, 2.625% plus, in each case, the Incremental Margin applicable at such time.
     (c) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
          (ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders (or automatically upon and during the continuance of (x) any Default under clause (h) of Section 8.01 or (y) any failure to pay principal of any Loan when due), such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
          (iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (d) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.06 Fees. The Borrower shall pay to the Administrative Agent, the Lead Arranger and the Lenders, as applicable, for their own respective accounts fees separately agreed among such parties in writing. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     2.07 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     2.08 Evidence of Debt.
     The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
     2.09 Payments Generally; Administrative Agent’s Clawback.
     (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its ratable share of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s share of the Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in the Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Initial Loans set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).

     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     2.10 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
     The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or, such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
     (f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
     3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
     3.04 Increased Costs; Reserves on Eurodollar Rate Loans.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));
     (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
     (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

     (b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
     3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any continuation, conversion, payment or prepayment of any Floating Rate Loan (other than pursuant to the Initial Exchange) other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Floating Rate Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
     (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
     3.06 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.
     3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO LOANS
     The obligation of each Initial Lender to make its Initial Loan hereunder is subject to satisfaction of the following conditions precedent:
     (a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:
     (i) executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;
     (ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;
     (iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
     (iv) a favorable opinion of Vinson and Elkins LLP, counsel to the Loan Parties, addressed to the Administrative Agent, Lead Arranger, each Co-Arranger and each Lender, as to the matters set forth in Exhibit E and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;
     (v) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies, or an exhibit, of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
     (vi) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in paragraphs (xvi) and (xvii) below have been satisfied and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

     (vii) certificates attesting to the Solvency of each Loan Party before and after giving effect to the transactions contemplated by this Agreement and the incurrence of indebtedness related thereto and application of proceeds, from its chief financial officer;
     (viii) audited consolidated financial statements of the Borrower for the 2004 and 2005 fiscal years and unaudited consolidated financial statements of the Borrower for any interim quarterly periods that have ended since the most recent of such audited financial statements, which in each case, (1) shall be satisfactory in form and substance to the Lead Arranger and the Lenders, (2) shall not be materially inconsistent with the Information heretofore provided to the Lenders, and (3) shall meet the requirements of Regulation S-X under the Securities Act, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-1.
     (ix) evidence of the receipt by the Borrower of not less than $250,000,000 cash proceeds from the issuance of Equity Interests of the Borrower;
     (x) evidence that the Existing Agreement has been or concurrently with the Closing Date is being terminated and repaid in full;
     (xi) such other certificates, documents, or opinions as the Administrative Agent or the Required Lenders reasonably may require;
     (xii) any fees required to be paid on or before the Closing Date shall have been paid;
     (xiii) unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent);
     (xiv) the Closing Date shall have occurred on or before March 31, 2007;
     (xv) there shall have been no change, occurrence or development since December 31, 2005 that could reasonably be expected to have a Material Adverse Effect;
     (xvi) the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Article IV, the representations and warranties contained in subsections 5.05(a) and (b) of

Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01; and
     (xvii) no Default shall exist, or would result from the Initial Loans or from the application of the proceeds thereof.
     Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Article IV, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Administrative Agent and the Lenders that:
     5.01 Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation that is material to the Loan Parties to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.
     5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (i) the authorizations, approvals, actions, notices and filings listed on Schedule 5.03, all of which have been duly obtained, taken, given or made and are in full force and effect, (ii) routine authorizations, approvals, actions, notices and filings in the ordinary course of business (e.g. tax filings, annual reports, environmental filings, etc.); (iii) any necessary authorizations, approvals, actions, notices and filings (including the filing of a shelf registration statement) necessary in order to comply with Sections 6.15(e) and 6.16 and (iv) authorizations, approvals and consents necessary in connection with the Borrower’s mineral class leases with the general land office of State of Texas.
     5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.
     5.05 Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
     (b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated September 30, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05 sets forth all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.
     (c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
     (d) The consolidated pro forma balance sheet of the Borrower and its Subsidiaries as at September 30, 2006, and the related consolidated pro forma statements of income of the Borrower and its Subsidiaries for the nine months then ended, certified by the chief financial officer or treasurer of the Borrower, copies of which have been furnished to each Lender, fairly present the consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP (except for the absence of footnotes and subject to year-end audit adjustments).
     5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or (b) except as specifically disclosed in Schedule 5.06 (the “Disclosed Litigation”), either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and there has been no change in the status, or financial effect on any Loan Party or any Restricted Subsidiary thereof, of the matters described in Schedule 5.06 that could reasonably be expected to have a Material Adverse Effect.
     5.07 No Default. Neither any Loan Party nor any Restricted Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
     5.08 Ownership of Property; Liens. (a) Each Loan Party and each of its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (b) The property of each Loan Party and each of its Restricted Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.
     5.09 Environmental Compliance. (a) The Loan Parties and their respective Restricted Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (b) As of the Closing Date and except (i) as otherwise set forth in Schedule 5.09 or (ii) to the extent the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the properties currently or formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries is listed or proposed for listing on the National Priorities List under 42 USC § 9605(a)(8)(B) or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Restricted Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries in quantities or in a manner as to create Environmental Liability.
          (c) As of the Closing Date and except (i) as otherwise set forth in Schedule 5.09 or (ii) to the extent the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law that is reasonably expected to result in material Environmental Liability to any Loan Party or any of its Restricted Subsidiaries; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Restricted Subsidiaries have been disposed of in a manner not reasonably expected to result in material Environmental Liability to any Loan Party or any of its Restricted Subsidiaries.
     5.10 Insurance. The properties of the Borrower and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Restricted Subsidiary operates.
     5.11 Taxes. The Borrower and its Restricted Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Restricted Subsidiary that would, if made, have a Material Adverse Effect.
     5.12 ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws except for such events of noncompliance which could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.
     (b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) Except to the extent the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
     5.13 Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are (in the case of corporate securities) fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those permitted under the Loan Documents or permitted by Section 7.01. As of the Closing Date, no Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. Set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. As of the Closing Date, the copy of the charter of each Loan Party and each amendment thereto provided pursuant to Article IV is a true and correct copy of each such document, each of which is valid and in full force and effect.
     5.14 Margin Regulations; Investment Company Act. (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
     (b) None of the Borrower, any Person controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     5.15 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains as of the date so furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     5.16 Compliance with Laws. Each Loan Party and each Restricted Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     5.17 Solvency. Each Loan Party is, individually and together with its Restricted Subsidiaries on a Consolidated basis, Solvent.
     5.18 Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Restricted Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     5.19 Labor Matters.
          There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Restricted Subsidiaries as of the Closing Date and neither the Borrower nor any Restricted Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
ARTICLE VI.
AFFIRMATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Restricted Subsidiary to:
     6.01 Financial Statements. Deliver to the Administrative Agent and the Lenders as contemplated by the penultimate paragraph of Section 6.02:
     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, (i) a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a copy of the report and opinion of a Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement; and (ii) commencing at such time as the Borrower is required to prepare the same for SEC reporting purposes, an opinion of such Registered Public Accounting Firm independently assessing the Borrower’s internal controls over financial reporting in accordance with Item 308 of the SEC Regulation S-K, PCAOB Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls, except for such material weaknesses as to which the Required Lenders do not object, and such consolidating statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of the Borrower and its Subsidiaries; and
     (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
     In addition to the foregoing, within five Business Days after providing the reports required by clauses (a) or (b) above, the Borrower shall make one or more of its senior officers available for a conference call with the Administrative Agent and the Lenders, at a time reasonably agreed to by the Administrative Agent and the Borrower, to discuss the information contained in such reports.
     If the Borrower has made one or more Designations and any Unrestricted Subsidiary or group of Unrestricted Subsidiaries would, but for its or their Designation, constitute a Significant Subsidiary or Subsidiaries, the reports required by clauses (a) and (b) above shall include a reasonably detailed presentation, either on the face of such reports or in the footnotes thereto, of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.
     6.02 Certificates; Other Information. Deliver to the Administrative Agent and the Lenders as contemplated by the penultimate paragraph of this Section 6.02:
     (a) [reserved];
     (b) [reserved];
     (c) promptly after the same are available, copies of all annual, regular, periodic and special reports, registration statements and proxy statements which the Borrower may file or be required to file with the SEC under Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;
     (d) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;
     (e) [reserved];
     (f) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Restricted Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

     (g) not later than five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of all notices, requests and other documents (including amendments, waivers and other modifications) so received under or pursuant to any instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and, from time to time upon request by the Administrative Agent, such information and reports regarding such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request;
     (h) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Restricted Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;
     (i) [reserved];
     (j) [reserved]; and
     (k) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.
     Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     The Borrower hereby acknowledges that (a) the Administrative Agent and/or Lead Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) either by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) or by delivery or electronic communication to the applicable Lenders and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities except as contemplated below) (each, a “Public-Side Lender”). The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (x) all Borrower Materials that are to be posted on the Platform shall be clearly and conspicuously marked “PUBLIC-SIDE” which, at a minimum, shall mean that the words “PUBLIC-SIDE” shall appear prominently on the first page thereof; (y) by marking Borrower Materials “PUBLIC-SIDE,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that (A) prior to the creation of a Public Market, Lenders shall treat such Borrower Materials as containing material non-public information with respect to the Borrower and its Subsidiaries (“MNPI”), and the Borrower shall be deemed to have represented to the Lenders that it expects such Borrower Materials will cease to be MNPI at the time of creation of a Public Market and (B) to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); and (z) any Borrower Materials that are not marked “PUBLIC-SIDE” as contemplated above shall be treated as containing MNPI, shall not be posted on the Platform and shall be available to Lenders only upon request therefor (which request may apply generally to all such Borrower Materials). Any such request shall constitute a confirmation from the applicable Lender that it has compliance procedures for dealing with such MNPI, and that it will use and maintain such information only in compliance with those procedures, its contractual obligations and applicable law, including federal and state securities laws.
     Each Public-Side Lender shall designate individuals or advisors authorized to act on behalf of the Public-Side Lender to receive Borrower Materials not designated as “PUBLIC-SIDE” pursuant to the immediately preceding paragraph, including any notices pursuant to Section 6.03.
     6.03 Notices. Promptly notify the Administrative Agent and each Lender:
     (a) of the occurrence of any Default;
     (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Restricted Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Restricted Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Restricted Subsidiary, including pursuant to any applicable Environmental Laws;
     (c) of the occurrence of any ERISA Event;

     (d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary;
     (e) of the determination by the Registered Public Accounting Firm providing the opinion required (but only if required) under Section 6.01(a)(ii) (in connection with its preparation of such opinion) or the Borrower’s determination at any time of the occurrence or existence of any Internal Control Event; and
     (f) of the date on which Excess Proceeds from Asset Sales exceeds $20,000,000, which the Borrower is required to use to make a mandatory prepayment pursuant to Section 2.03(c).
     Each notice pursuant to this Section 6.03 (other than Section 6.03(f)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
     6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, except, in the case of (a) or (b), for such amounts that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Sections 7.03 or 7.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
     6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
     6.07 Maintenance of Insurance. Maintain (at its own expense) insurance with financially sound and reputable insurance companies, as well as insurance in such amounts, with such limitations or deductibles, against such risks, and in such form as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.
     6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     6.09 Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.
     6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.
     6.11 Use of Proceeds. The Borrower shall apply the proceeds of the Credit Extensions to (i) refinance the Borrower’s existing bridge credit facility under the Existing Agreement, (ii) pay certain fees and expenses incurred in connection with entering into this Agreement, (iii) provide working capital for the Borrower and its Subsidiaries including the issuance of letters of credit, capital expenditures, and other lawful corporate purposes and (iv) finance permitted acquisitions by the Borrower and its Subsidiaries of oil and gas properties and other assets related to the exploration, production and development of oil and gas properties.
     6.12 Covenant to Guarantee Obligations. Upon the formation or acquisition of any new direct or indirect Restricted Subsidiary (excluding (i) any Foreign Subsidiary and (ii) any Immaterial Subsidiary) by any Loan Party, then the Borrower shall, at the Borrower’s expense within 20 days after such formation or acquisition (or such longer period as the Administrative Agent may in its discretion approve), cause such Restricted Subsidiary to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents.
     6.13 Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all material Environmental Permits necessary for its current operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance in all material respects with the requirements of all applicable Environmental Laws; provided, however, that neither the Borrower nor any of its Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is not required by applicable Environmental Laws or being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
     6.14 [Reserved]
     6.15 Exchange Notes.
     (a) At any time after the one-year anniversary of the Closing Date but not later than April 30, 2008, the Borrower shall make an offer to all the Lenders under this Agreement to exchange the Loans for Initial Exchange Notes (such exchange, the “Initial Exchange”, and the date of such exchange, the “Initial Exchange Date”) having a principal amount equal to that of the Loans exchanged therefor and issued pursuant to the Initial Exchange Note Indenture. The Initial Exchange will be made pursuant to an offering memorandum customary for transactions pursuant to Rule 144A and relating to the Initial Exchange Notes and will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Agreement solely with respect to the Initial Exchange, the Borrower will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations with respect to the Initial Exchange described in this Agreement by virtue thereof. Each Lender participating in the Initial Exchange must be eligible to purchase securities in an offering conducted pursuant to Rule 144A. For avoidance of doubt, only one Initial Exchange will occur during the term of the Loans.
     (b) Failure to make the Initial Exchange will not constitute a Default under this Agreement. The Loans and any Initial Exchange Notes subsequently issued under the Initial Exchange Note Indenture will be separate debt obligations of the Borrower and will not be treated as a single class, including, without limitation, for purposes of waivers, amendments, redemptions and offers to purchase.
     (c) If the Initial Exchange Date does not occur on or prior to May 31, 2008, the Borrower shall pay liquidated damages to the Lenders with respect to the first 90-day period immediately following such date in an amount equal to 0.25% per annum on the outstanding principal amount of the Loans. The amount of liquidated damages will increase by an additional 0.25% per annum on the outstanding principal amount of the Loans with respect to each subsequent 90-day period until the occurrence of the Initial Exchange, up to a maximum amount of liquidated damages under this subsection of 0.50% per annum. Any such liquidated damages shall be payable to but excluding the Initial Exchange Date and as provided in Section 2.05.

     (d) The Initial Exchange will be made solely pursuant to the offering memorandum described above and an offer to exchange and this Agreement shall not constitute an offer to exchange the Loans or an offer of the Initial Exchange Notes.
     (e) The Initial Exchange Note Indenture shall provide that no later than November 30, 2008 the Borrower shall offer an exchange of the Initial Exchange Notes for notes registered with the SEC (the “Second Exchange Notes”), which Second Exchange Notes shall have substantially similar terms as the Initial Exchange Notes. The Initial Exchange Note Indenture shall further provide that (i) upon failure to comply with the foregoing requirements (a “Registration Default”), the Borrower shall pay liquidated damages to each holder of Initial Exchange Notes with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to 0.25% per annum on the principal amount of Initial Exchange Notes held by such holder and (ii) the amount of such liquidated damages shall increase by an additional 0.25% per annum on the principal amount of Initial Exchange Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Registration Defaults of 0.50% per annum.
     6.16 Change of Control.
     (a) If a Change of Control occurs, each Lender will have the right to require the Borrower to prepay all of such Lender’s Loans at a prepayment price in cash equal to 101% of the principal amount of such Lender’s Loans, plus accrued and unpaid interest to the date of prepayment.
     (b) No later than the date that is 60 days after any Change of Control, the Borrower will mail a notice (the “Change of Control Offer”) to each Lender, with a copy to the Administrative Agent:
     (i) stating that a Change of Control has occurred or may occur and that such Lender has the right to require the Borrower to prepay such Lender’s Loans at a prepayment price in cash equal to 101% of the principal amount plus accrued and unpaid interest to, but not including, the date of prepayment (the “Change of Control Payment”);
     (ii) stating the prepayment date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”);
     (iii) describing the circumstances and relevant facts regarding the transaction or transactions that constitute the Change of Control;
     (iv) describing the procedures determined by the Borrower, consistent with this Agreement, that a Lender must follow in order to have its Loans prepaid; and
     (v) if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control.
     (c) On the Change of Control Payment Date, if the Change of Control shall have occurred, the Borrower will, to the extent lawful pay to the Administrative Agent for application to the repayment of all Loans properly submitted for prepayment pursuant to the Change of Control Offer an amount equal to the Change of Control Payment in respect of all Loans so submitted.
     (d) The Borrower will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth herein applicable to a Change of Control Offer made by the Borrower and prepays all Loans validly submitted for prepayment under such Change of Control Offer.
ARTICLE VII.
NEGATIVE COVENANTS
     So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Restricted Subsidiary to, directly or indirectly:
     7.01 Liens. (a) The Borrower will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create or incur, in order to secure any Indebtedness, any Lien of any kind, other than Permitted Liens, upon any property or assets (including any intercompany notes) of the Borrower or any Restricted Subsidiary owned on the date hereof or acquired after the date hereof, or assign or convey, in order to secure any Indebtedness, any right to receive any income or profits therefrom, unless the Loans (or a Guarantee in the case of Liens of a Guarantor) are directly secured equally and ratably with (or, in the case of Subordinated Indebtedness, prior or senior thereto, with the same relative priority as the Loans shall have with respect to such Subordinated Indebtedness) the Indebtedness secured by such Lien.
     (b) Notwithstanding the foregoing, any Lien securing the Loans or a Guarantee granted pursuant to clause (a) above shall be automatically and unconditionally released and discharged upon:
     (i) any sale, exchange or transfer to any Person not an Affiliate of the Borrower of the property or assets secured by such Lien,
     (ii) any sale, exchange or transfer to any Person not an Affiliate of the Borrower of all of the Capital Stock held by the Borrower or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien, or
     (iii) with respect to any Lien securing a Guarantee, the release of such Guarantee in accordance with the terms of this Agreement.
     7.02 Indebtedness. (a) The Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to, create, issue, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for the payment of or otherwise incur, contingently or otherwise (collectively, “incur”), any Indebtedness (including any Acquired Debt and the issuance of Disqualified Stock), unless such Indebtedness is incurred by the Borrower or any Guarantor and, in each case, the Borrower’s Consolidated Fixed Charge Coverage Ratio for the

most recent four full fiscal quarters for which financial statements are available immediately preceding the incurrence of such Indebtedness taken as one period is at least equal to or greater than 2.50:1.
     (b) Notwithstanding the foregoing, the Borrower and, to the extent specifically set forth below, the Restricted Subsidiaries may incur each and all of the following (collectively, the “Permitted Debt”):
     (i) Indebtedness of the Borrower or any Guarantors (whether as borrowers or guarantors) under one or more Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (i) not to exceed the greater of (x) $750,000,000 and (y) 30.0% of Adjusted Consolidated Net Tangible Assets;
     (ii) Indebtedness of the Borrower or any Guarantor pursuant to the Loans of either series or any Exchange Notes issued in exchange for the Loans or the Initial Exchange Notes;
     (iii) Indebtedness of the Borrower or any Guarantor outstanding on the date hereof, and not otherwise referred to in this definition of “Permitted Debt;”
     (iv) intercompany Indebtedness between or among the Borrower and any of its Restricted Subsidiaries; provided, however, that:
     (A) if the Borrower or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Loans, in the case of the Borrower, or the Loan Guarantee, in the case of a Guarantor; and
     (B) (1) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary thereof (other than pursuant to a Credit Facility) and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (iv);
     (v) guarantees by the Borrower or any Guarantor of any Indebtedness of the Borrower or any of the Guarantors which is permitted to be incurred under this Agreement;
     (vi)
     (A) obligations pursuant to Interest Rate Agreements entered into in the ordinary course of business with respect to Indebtedness permitted by this Agreement;

     (B) obligations under currency exchange contracts entered into in the ordinary course of business; and
     (C) obligations pursuant to hedging arrangements (including, without limitation, swaps, caps, floors, collars, options and similar agreements) entered into in the ordinary course of business for the purpose of protecting, on a net basis, against price risks, basis risks, or other risks encountered in the Oil and Gas Business;
     (vii) Indebtedness of the Borrower or any Restricted Subsidiary represented by Capital Lease Obligations (whether or not incurred pursuant to Sale Leaseback Transactions) or Purchase Money Obligations or other Indebtedness incurred or assumed in connection with the acquisition or development of real or personal, movable or immovable, property in each case incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Borrower, in an aggregate principal amount pursuant to this clause (vii) (together with the aggregate principal amount of any Permitted Refinancing Indebtedness in respect of Indebtedness originally incurred pursuant to this clause (vii)) not to exceed $50,000,000 outstanding at any time; provided that the principal amount of any Indebtedness permitted under this clause (vii) did not in each case at the time of incurrence exceed the Fair Market Value, as determined by the Borrower in good faith, of the acquired or constructed asset or improvement so financed;
     (viii) Indebtedness of the Borrower or any Guarantor in connection with
     (A) one or more standby letters of credit issued for the account of the Borrower or a Guarantor in the ordinary course of business and
     (B) other letters of credit, surety, bid, performance, appeal or similar bonds, bankers’ acceptances, completion guarantees or similar instruments; provided that, in each case contemplated by this clause (viii), upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing; provided, further, that with respect to clauses (A) and (B), such Indebtedness is not in connection with the borrowing of money or the obtaining of advances or credit;
     (ix) obligations relating to oil or gas balancing positions arising in the ordinary course of business;
     (x) Indebtedness of the Borrower or any Restricted Subsidiary arising from agreements for indemnification or purchase price adjustment obligations or similar obligations, earn-outs or other similar obligations or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Borrower or a Restricted Subsidiary pursuant to such an agreement, in each case incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary;

     (xi) Permitted Refinancing Indebtedness of the Borrower or any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to renew, extend, substitute, defease, refund, refinance or replace, any Indebtedness, including any Disqualified Stock, incurred pursuant to Section 7.02(a) and clauses (ii), (iii) and (vii) of this Section 7.02(b);
     (xii) the incurrence by the Borrower or any of its Restricted Subsidiaries of Acquired Debt in connection with a transaction meeting either one of the financial tests set forth in Section 7.03(a)(iii);
     (xiii) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five business days of incurrence; and
     (xiv) Indebtedness of the Borrower or any Restricted Subsidiary in addition to that described in clauses (i) through (xiii) above, and any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness shall not exceed $40,000,000 outstanding at any one time in the aggregate.
     (c) For purposes of determining compliance with this Section, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness permitted by this Section, the Borrower in its sole discretion may classify or reclassify such item of Indebtedness and only be required to include the amount of such Indebtedness as one of such types (or to divide such Indebtedness between two or more of such types); provided that any Indebtedness under the Senior Credit Facility which is in existence on the Closing Date shall be deemed to have been incurred pursuant to clause (i) of this subsection (b) above rather than subsection (a) above.
     (d) Indebtedness permitted by this Section need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.
     (e) Accrual of interest, accretion of principal or liquidation preference (or similar amount) in respect of Preferred Stock or amortization of original issue discount, and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the accretion or payment of dividends on any Disqualified Stock or Preferred Stock (including without limitation the Series A Preferred Stock) in the form of additional shares of the same class of Disqualified Stock or Preferred Stock and the issuance of additional shares of Series A Preferred Stock pursuant to warrants issued and outstanding on the Closing Date will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof as accrued shall be included as required in the calculation of the Consolidated Fixed Charge Coverage Ratio of the Borrower.

     (f) For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred.
     (g) If Indebtedness is secured by a letter of credit that serves only to secure such Indebtedness, then the total amount deemed incurred shall be equal to the greater of (x) the principal of such Indebtedness and (y) the amount that may be drawn under such letter of credit.
     (h) The amount of Indebtedness issued at a price less than the amount of the liability thereof shall be determined in accordance with GAAP.
     7.03 Consolidation, Merger and Sale of Assets.
     (a) The Borrower will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions, if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Borrower and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of Persons (other than the Borrower or a Guarantor), unless at the time and after giving effect thereto:
     (i) either (A) the Borrower will be the continuing corporation or (B) the Person (if other than the Borrower) formed by such consolidation or into which the Borrower is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Borrower and its Restricted Subsidiaries on a Consolidated basis (the “Surviving Entity”) will be a corporation, limited liability company or limited partnership (provided that in the event the Surviving Entity is a limited partnership, then a Subsidiary of the Surviving Entity that is a corporation or limited liability company shall execute an amendment to this Agreement pursuant to which it shall become a co-obligor of the Surviving Entity’s obligations under the Loans and this Agreement) duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and the Surviving Entity expressly assumes, by an amendment to this Agreement, in a form reasonably satisfactory to the Administrative Agent, all the obligations of the Borrower under the Loans and this Agreement, and the Loans and this Agreement will remain in full force and effect as so supplemented;
     (ii) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Borrower or any of its Restricted Subsidiaries which becomes the obligation of the Borrower or any of its Restricted Subsidiaries as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

     (iii) immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period for which financial statements are available ending immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), the Borrower (or the Surviving Entity if the Borrower is not the continuing obligor under this Agreement) (A) could incur $1.00 of additional Indebtedness (other than Permitted Debt) under the provisions of Section 7.02 or (B) have a Consolidated Fixed Charge Coverage Ratio not less than the Consolidated Fixed Charge Coverage Ratio of the Borrower immediately prior to such transaction;
     (iv) unless the Borrower is the continuing obligor under this Agreement, at the time of the transaction, each Guarantor, if any, unless it is the other party to the transactions described above, will have by amendment to this Agreement confirmed that its Guarantee shall apply to the Surviving Entity’s obligations under this Agreement and the Loans;
     (v) at the time of the transaction, if any of the property or assets of the Borrower or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of Section 7.01 are complied with; and
     (vi) at the time of the transaction, the Borrower or the Surviving Entity will have delivered, or caused to be delivered, to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the amendment to this Agreement in respect thereof comply with the terms of this Agreement.
     (b) Each Guarantor will not, and the Borrower will not permit a Guarantor to, in a single transaction or through a series of related transactions, (x) consolidate with or merge with or into any other Person (other than the Borrower or any other Guarantor) or (y) sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons (other than the Borrower or any other Guarantor) or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, in the case of clause (y) would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Guarantor and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of Persons (other than the Borrower or any Guarantor), unless at the time and after giving effect thereto
     (i) either (A) the Guarantor or the Borrower will be the continuing Person in the case of a merger involving the Guarantor or (B) the Person (if other than the Guarantor) formed by such consolidation or into which such Guarantor is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Guarantor and its Restricted Subsidiaries on a Consolidated basis (the “Surviving Guarantor Entity”) expressly assumes, by an amendment to this Agreement, in a form reasonably satisfactory to the

Administrative Agent, all the obligations of such Guarantor under its Guarantee of the Loans and this Agreement, and such Guarantee and this Agreement will remain in full force and effect;
     (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default will have occurred and be continuing; and
     (iii) at the time of the transaction such Guarantor or the Surviving Guarantor Entity will have delivered, or caused to be delivered, to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, lease or other transaction and the supplemental indenture in respect thereof comply with this Agreement;
provided, however, that this Section 7.03(b) shall not apply to any Guarantor whose Guarantee of the Loans is unconditionally released and discharged in accordance with Section 9.10 of this Agreement.
     (c) In the event of any transaction (other than a lease) described in and complying with the conditions listed in Sections 7.03(a) and (b) in which the Borrower or any Guarantor, as the case may be, is not the continuing Person, the successor Person formed or remaining or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Borrower or such Guarantor, as the case may be, and the Borrower or any Guarantor, as the case may be, shall be discharged from all obligations and covenants under this Agreement and the Loans or its Guarantee, as the case may be.
     (d) Notwithstanding the foregoing, the Borrower or any Guarantor may merge with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Borrower or Guarantor in another jurisdiction to realize tax or other benefits.
     7.04 Asset Sale. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless (i) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets and property subject to such Asset Sale and (ii) at least 75% of the aggregate consideration paid to the Borrower or such Restricted Subsidiary in connection with such Asset Sale and all other Asset Sales since the date hereof, on a cumulative basis, is in the form of cash, Cash Equivalents, Liquid Securities, Exchanged Properties (including pursuant to asset swaps), the assumption by the purchaser of liabilities of the Borrower (other than liabilities of the Borrower that are by their terms subordinated to the Loans) or liabilities of any Guarantor that made such Asset Sale (other than liabilities of a Guarantor that are by their terms subordinated to such Guarantor’s Guarantee), in each case as a result of which the Borrower and its remaining Restricted Subsidiaries are no longer liable for such liabilities, or, solely in the case of any Asset Sale of Midstream Assets, Permitted MLP Securities.
     (b) The Net Available Cash from Asset Sales by the Borrower or a Restricted Subsidiary may be applied by the Borrower or such Restricted Subsidiary, to the extent the

Borrower or such Restricted Subsidiary elects (or is required by the terms of any Pari Passu Indebtedness of the Borrower or a Restricted Subsidiary), to
     (i) repay any Indebtedness of the Borrower other than Subordinated Indebtedness; or
     (ii) reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Borrower or another Restricted Subsidiary) or make capital expenditures in the Oil and Gas Business.
     (c) Excess Proceeds shall be applied to prepay the Loans in accordance with Section 2.03(c).
     7.05 Restricted Payments. (a) The Borrower will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly:
     (i) pay any dividend on, or make any distribution to holders of, any shares of the Borrower’s Capital Stock (other than dividends or distributions payable solely in shares of the Borrower’s Qualified Capital Stock);
     (ii) purchase, redeem, defease or otherwise acquire or retire for value, directly or indirectly, the Borrower’s Capital Stock;
     (iii) make any principal payment on, or purchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness, except a payment on, or a purchase, redemption, defeasance, retirement or other acquisition of such Subordinated Indebtedness within one year of its final maturity;
     (iv) pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than (A) to the Borrower or any of its Wholly Owned Restricted Subsidiaries or any Guarantor or (B) dividends or distributions made by a Restricted Subsidiary on a pro rata basis to all holders of the Capital Stock of such Restricted Subsidiary); or
     (v) make any Investment in any Person (other than any Permitted Investments);
     (any of the foregoing actions described in clauses (i) through (v) above, other than any such action that is a Permitted Payment (as defined below), collectively, “Restricted Payments”) (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the assets proposed to be transferred, as determined by the board of directors of the Borrower, whose determination shall be conclusive and evidenced by a board resolution), unless
     (A) immediately after giving effect to such proposed Restricted Payment on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

     (B) immediately after giving effect to such Restricted Payment on a pro forma basis, the Borrower could incur $1.00 of additional Indebtedness (other than Permitted Debt) under Section 7.02(a); and
     (C) after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments declared or made after the date of this Agreement (including all Designation Amounts) does not exceed the sum of:
     (1) 50% of the aggregate Consolidated Net Income of the Borrower accrued on a cumulative basis during the period beginning April 1, 2007 and ending on the last day of the Borrower’s last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);
     (2) the aggregate Net Cash Proceeds, or the Fair Market Value of property other than cash, received (i) after the date hereof by the Borrower either (1) as capital contributions in the form of common equity to the Borrower or (2) from the issuance or sale (other than to any of its Subsidiaries) of Qualified Capital Stock of the Borrower (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth below in Sections 7.05(b)(ii) and (b)(iii) below) (and excluding the Net Cash Proceeds from the issuance of Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Borrower or any Subsidiary until and to the extent such borrowing is repaid) and (ii) on or after March 20, 2007 and not later than the Closing Date by the Borrower, but only to the extent of the Net Cash Proceeds of the amount (if any) by which the aggregate cash proceeds received by the Borrower from the issuance of its Equity Interests on the Closing Date exceeds $250,000,000;
     (3) the aggregate Net Cash Proceeds received after the date hereof by the Borrower (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of the Borrower (and excluding the Net Cash Proceeds from the exercise of any options, warrants or rights to purchase Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Borrower or any Subsidiary until and to the extent such borrowing is repaid);
     (4) the aggregate Net Cash Proceeds received after the date hereof by the Borrower from the conversion or exchange, if any, of debt securities or Disqualified Stock of the Borrower or its Restricted Subsidiaries into or for Qualified Capital Stock of the Borrower plus, to the extent such debt securities or Disqualified Stock were issued after the date hereof, the aggregate of Net Cash Proceeds from their original issuance (and excluding the Net Cash Proceeds from the conversion or exchange of debt securities or Disqualified Stock financed, directly or indirectly, using funds borrowed from the Borrower or any Subsidiary until and to the extent such borrowing is repaid);
     (5)
(a) in the case of the disposition or repayment of any Investment constituting a Restricted Payment (including any Investment in an Unrestricted Subsidiary) made after the date of this Agreement, an amount (to the extent not included in Consolidated Net Income) equal to the amount received with respect to such Investment, less the cost of the disposition of such Investment and net of taxes, and
(b) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (as long as the designation of such Subsidiary as an Unrestricted Subsidiary was deemed a Restricted Payment), the Fair Market Value of the Borrower’s interest in such Subsidiary at the time of such redesignation; and
     (6) any amount which previously qualified as a Restricted Payment on account of any guarantee entered into by the Borrower or any Restricted Subsidiary; provided that such guarantee has not been called upon and the obligation arising under such guarantee no longer exists.
     (b) Notwithstanding the foregoing, and in the case of clauses (ii) through (ix) below, so long as no Default or Event of Default is continuing or would arise therefrom, the foregoing provisions shall not prohibit the following actions (each of clauses (i) through (ix) being referred to as a “Permitted Payment”):
     (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment was permitted by the provisions of paragraph (a) of this Section 7.05, and such payment shall be deemed to have been paid on such date of declaration;
     (ii) the purchase, defeasance, redemption, or other acquisition or retirement for value of any Capital Stock of the Borrower in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of a substantially concurrent issuance and sale for cash (other than to a Subsidiary) of, any Qualified Capital Stock of the Borrower; provided that the Net Cash Proceeds from the issuance of such Qualified Capital Stock shall be excluded from clause (C)(2) above;

     (iii) the purchase, redemption, defeasance, retirement or other acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or in an amount not in excess of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash (other than to any Subsidiary of the Borrower) of any Qualified Capital Stock of the Borrower, provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock shall be excluded from clause (C)(2) above;
     (iv) the purchase, redemption, defeasance, retirement or other acquisition for value or payment of principal of any Subordinated Indebtedness (other than Disqualified Stock) through the substantially concurrent issuance of Permitted Refinancing Indebtedness;
     (v) any purchase, redemption, retirement, defeasance or other acquisition for value of any Subordinated Indebtedness pursuant to the provisions of such Subordinated Indebtedness upon a Change of Control or an Asset Sale after the Borrower shall have complied with the provisions of Sections 6.16 or 7.04 as the case may be and prepaid all Loans presented for prepayment in connection with the Change of Control Offer or Asset Sale, as the case may be;
     (vi) the purchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Borrower held by any current or former officers, directors or employees of the Borrower or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees) pursuant to the terms of agreements (including employment agreements) or plans approved by the Borrower’s board of directors, including any such purchase, redemption, defeasance or other acquisition or retirement of such Capital Stock that is deemed to occur upon the exercise of stock options or similar rights if such shares represent all or a portion of the exercise price or are surrendered in connection with satisfying Federal income tax obligations; provided, however, that the aggregate amount of such purchases, redemptions, defeasances or other retirements and acquisitions pursuant to this clause (vi) will not, in the aggregate, exceed $2,000,000 per fiscal year;
     (vii) loans made to officers, directors or employees of the Borrower or any Restricted Subsidiary approved by the board of directors of the Borrower in an aggregate amount not to exceed $2,000,000 outstanding at any one time, the proceeds of which are used solely (A) to purchase Capital Stock of the Borrower in connection with a restricted stock or employee stock purchase plan, or to exercise stock options received pursuant to an employee or director stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options or (B) to refinance loans, together with accrued interest thereon, made pursuant to item (A) of this clause (vii);
     (viii) payments of dividends on the Series A Preferred Stock outstanding on the Closing Date, together with any additional Series A Preferred Stock issued after the Closing Date pursuant to warrants issued and outstanding on the Closing Date, in an amount in any fiscal year not to exceed the dividend rate required under the terms thereof as set forth in the Certificate of Designations with respect to such Series A Preferred Stock on the Closing Date;

     (ix) payments to dissenting stockholders of the Borrower (A) pursuant to applicable law or (B) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a consolidation, merger or transfer of assets in connection with a transaction that is not prohibited by this Agreement; or
     (x) payments made by any Person other than the Borrower or any Restricted Subsidiary to the stockholders of the Borrower in connection with or as part of (A) a merger or consolidation of the Borrower with or into such Person or a Subsidiary of such Person, or (B) a merger of a Subsidiary of such Person into the Borrower; and
     (xi) Restricted Payments not exceeding $25,000,000 in the aggregate.
     7.06 Change in Nature of Business.
     Neither the Borrower nor any of its Restricted Subsidiaries will directly or indirectly engage in any line or lines of business activity other than that which is an Oil and Gas Business, except to such extent as would not be material to the Borrower and its Restricted Subsidiaries, taken as a whole.
     7.07 Transactions with Affiliates. The Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any Affiliate of the Borrower (other than the Borrower or a Restricted Subsidiary) unless such transaction or series of related transactions is entered into in good faith and in writing and
     (a) such transaction or series of related transactions is on terms that are no less favorable to the Borrower or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable transaction in arm’s-length dealings with a party who is not an Affiliate of the Borrower,
     (b) with respect to any transaction or series of related transactions involving aggregate value in excess of $10,000,000,
     (i) the Borrower delivers an officers’ certificate to the Administrative Agent certifying that such transaction or series of related transactions complies with clause (a) above, and
     (ii) such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the board of directors of the Borrower, or in the event there is only one Disinterested Director, by such Disinterested Director, or
     (c) with respect to any transaction or series of related transactions involving aggregate value in excess of $30,000,000, the Borrower delivers to the Administrative Agent a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transaction or series of related transactions is fair to the Borrower or such Restricted Subsidiary from a financial point of view;
provided, however, that this provision shall not apply to:
     (i) employee benefit arrangements with any officer or director of the Borrower, including under any employment agreement, stock option or stock incentive plans, and customary indemnification arrangements with officers or directors of the Borrower, in each case entered into in the ordinary course of business,
     (ii) the payment of reasonable and customary fees to directors of the Borrower or any of its Restricted Subsidiaries who are not employees of the Borrower or any Affiliate,
     (iii) any Restricted Payments or Permitted Payments made in compliance with Section 7.05,
     (iv) sales of Capital Stock (other than Disqualified Stock) of the Borrower to Affiliates of the Borrower,
     (v) in the case of contracts for purchase of drilling equipment or sale of oil field service supplies or natural gas or other operational contracts, any such contracts are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by the Borrower or any Restricted Subsidiary and third parties, or if neither the Borrower nor any Restricted Subsidiary has entered into a similar contract with a third party, that the terms are no less favorable than those available from third parties on an arm’s length basis, as determined by the board of directors of the Borrower,
     (vi) any customary agreements with stockholders of the Borrower providing for preemptive, voting, tag-along and similar rights to certain stockholders of the Borrower, provided that such agreements are approved in advance by a majority of the Disinterested Directors, and
     (vii) any transactions undertaken pursuant to any contracts in existence on the Closing Date (as in effect on the Closing Date) and any renewals, replacements or modifications of such contracts (pursuant to new transactions or otherwise) on terms no less favorable to the holders of the Loans than those in effect on the Closing Date.
     7.08 Burdensome Agreements.  The Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to come into existence or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:
     (i) pay dividends or make any other distribution on its Capital Stock to the Borrower or any other Restricted Subsidiary,

     (ii) pay any Indebtedness owed to the Borrower or any other Restricted Subsidiary,
     (iii) make loans or advances to the Borrower or any other Restricted Subsidiary or
     (iv) transfer any of its properties or assets to the Borrower or any other Restricted Subsidiary.
     (b) However, clause (a) above will not prohibit any encumbrance or restriction created, existing or becoming effective under or by reason of:
     (i) any agreement (including the Senior Credit Facility) in effect on the date hereof;
     (ii) any agreement or instrument with respect to a Restricted Subsidiary that is not a Restricted Subsidiary of the Borrower on the date hereof, in existence at the time such Person becomes a Restricted Subsidiary of the Borrower and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, provided that such encumbrances and restrictions are not applicable to the Borrower or any Restricted Subsidiary or the properties or assets of the Borrower or any Restricted Subsidiary other than such Subsidiary which is becoming a Restricted Subsidiary;
     (iii) any agreement or instrument governing any Acquired Debt or other agreement of any Person or related to assets acquired by or merged into or consolidated with the Borrower or any Restricted Subsidiaries, so long as such encumbrance or restriction (A) was not entered into in contemplation of the acquisition, merger or consolidation transaction, and (B) is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets or subsidiaries of the Person, so acquired, so long as the agreement containing such restriction does not violate any other provision of this Agreement;
     (iv) any applicable law or any requirement of any regulatory body;
     (v) the security documents evidencing any Liens securing obligations or Indebtedness (provided such Liens are otherwise permitted to be incurred under the provisions of Section 7.01) that limit the right of the debtor to dispose of the assets subject to such Liens;
     (vi) provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary, or restrictions in licenses relating to the property covered thereby, or other encumbrances or restrictions in agreements or instruments relating to specific assets or property that restrict generally the transfers of such assets or property, provided, however, that such encumbrances or restrictions do not materially impact the ability of the Borrower to make payments on the Loans when due as required by the terms of this Agreement;

     (vii) asset sale agreements with respect to asset sales permitted to be made under the provisions of Section 7.04 that limit the transfer of such assets pending the closing of such sale;
     (viii) shareholders’, partnership, joint venture and similar agreements entered into in the ordinary course of business; provided, however, that such encumbrances or restrictions do not apply to any Restricted Subsidiaries other than the applicable company, partnership, joint venture or other entity; and provided, further, however, that such encumbrances and restrictions do not materially impact the ability of the Borrower to make payments on the Loans when due as required by the terms of this Agreement;
     (ix) cash or other deposits, or net worth requirements or similar requirements, imposed by suppliers or landlords under contracts entered into in the ordinary course of business;
     (x) any other Credit Facility governing debt of the Borrower or any Guarantor, permitted to be incurred by Section 7.02; provided, however, that such encumbrances or restrictions are not (in the view of the board of directors of the Borrower as expressed in a board resolution thereof) materially more restrictive, taken as a whole, than those contained in the Senior Credit Facility;
     (xi) customary restrictions on the disposition or distribution of assets or property in agreements entered into in the ordinary course of the Oil and Gas Business of the types described in the definition of Permitted Business Investments; and
     (xii) the Initial Exchange Note Indenture or any agreement, amendment, modification, restatement, renewal, supplement, refunding, replacement or refinancing that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (i) through (xi), or in this clause (xii); provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect taken as a whole than those under or pursuant to the agreement so extended, renewed, refinanced or replaced.
     7.09 Designation of Unrestricted Subsidiaries.
     (a) The board of directors of the Borrower may designate after the Closing Date any Subsidiary as an “Unrestricted Subsidiary” (a “Designation”) only if:
     (i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;
     (ii)
     (A) the Borrower would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such Designation) pursuant to Section 7.05(a) in an amount (the “Designation Amount”) equal to the greater of (1) the net book value of the

Borrower’s interest in such Subsidiary calculated in accordance with GAAP or (2) the Fair Market Value of the Borrower’s interest in such Subsidiary, or
     (B) the Designation Amount is less than $1,000;
     (iii) the Borrower would be permitted to incur $1.00 of additional Indebtedness (other than Permitted Debt) pursuant to Section 7.02 at the time of such Designation (assuming the effectiveness of such Designation);
     (iv) such Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary of the Borrower which is not simultaneously being designated an Unrestricted Subsidiary;
     (v) such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness, provided that an Unrestricted Subsidiary may provide a Guarantee for the Loans; and
     (vi) such Unrestricted Subsidiary is not a party to any agreement, contract, arrangement or understanding at such time with the Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower or, in the event such condition is not satisfied, the value of such agreement, contract, arrangement or understanding to such Unrestricted Subsidiary shall be deemed a Restricted Payment.
In the event of any such Designation, the Borrower shall be deemed, for all purposes of this Agreement, to have made an Investment equal to the Designation Amount that constitutes a Restricted Payment pursuant to Section 7.05.
     (b) The Borrower shall not and shall not cause or permit any Restricted Subsidiary to at any time
     (i) provide credit support for, guarantee or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness), provided, however, that the provisions of this clause (b)(i) shall not be deemed to prevent Permitted Investments in Unrestricted Subsidiaries that are otherwise allowed under this Agreement, or
     (ii) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary.
     (c) For purposes of the foregoing, the Designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary shall be deemed to be the Designation of all of the Subsidiaries of such Subsidiary as Unrestricted Subsidiaries. Unless so designated as an Unrestricted

Subsidiary, any Person that becomes a Subsidiary of the Borrower will be classified as a Restricted Subsidiary.
     (d) The Borrower may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) if:
     (i) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Revocation;
     (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of this Agreement; and
     (iii) unless such redesignated Subsidiary shall not have any Indebtedness outstanding (other than Indebtedness that would be Permitted Debt), immediately after giving effect to such proposed Revocation, and after giving pro forma effect to the incurrence of any such Indebtedness of such redesignated Subsidiary as if such Indebtedness was incurred on the date of the Revocation, the Borrower could incur $1.00 of additional Indebtedness (other than Permitted Debt) pursuant to Section 7.02.
     (e) All Designations and Revocations must be evidenced by a resolution of the board of directors of the Borrower delivered to the Administrative Agent certifying compliance with the foregoing provisions of this covenant.
     7.10 Payments for Consent.
     Neither the Borrower nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Lender for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or the Loans of either Tranche unless such consideration is offered to be paid or is paid to all holders of Loans of such Tranche that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
     7.11 Sale Leaseback Transactions.
     The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale Leaseback Transaction; provided, that the Borrower or any of its Restricted Subsidiaries may enter into a Sale Leaseback Transaction if:
     (a) the Borrower or such Subsidiary could have incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such Sale Leaseback Transaction pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in Section 7.02(a);
     (b) the gross cash proceeds of such Sale Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of such Sale Leaseback Transaction; and

     (c) the transfer of assets in such Sale Leaseback Transaction is permitted by, and the Borrower applies the proceeds of such transaction in the same manner and to the same extent as Net Available Cash and Excess Proceeds from an Asset Sale in compliance with, Section 7.04.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. Any of the following shall constitute an Event of Default:
     (a) there shall be a default in the payment of any interest on any Loan or any other amount (other than amounts referred to in clause (b) below) under this Agreement when it becomes due and payable, and such default shall continue for a period of 3 Business Days; or
     (b) there shall be a default in the payment of the principal of (or premium, if any, on) any Loan when due (upon acceleration, optional or mandatory prepayment or otherwise); or
     (c) there shall be a default in the performance or breach of the provisions set forth in Section 7.03; or
     (d) there shall be a default in the performance, or breach, of any covenant or agreement of the Borrower or any Guarantor under this Agreement (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (a), (b) or (c) above) and such default shall continue for 30 days; or
     (e)
     (i) any default in the payment of the principal, premium, if any, or interest on any Indebtedness shall have occurred under any of the agreements, indentures or instruments under which the Borrower, any Guarantor or any other Significant Subsidiary then has outstanding Indebtedness in excess of $30,000,000 when the same shall become due and payable in full and such default shall have continued after any applicable grace period and shall not have been cured or waived and, if not already matured at its final maturity in accordance with its terms, the holder of such Indebtedness shall have the right to accelerate such Indebtedness or
     (ii) an event of default as defined in any of the agreements, indentures or instruments described in Section 8.01(e)(i) shall have occurred and the Indebtedness thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated; or
     (f) any Guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by any Guarantor or the Borrower not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by this Agreement and any such Guarantee; or
     (g) one or more judgments, orders or decrees of any court or regulatory or administrative agency for the payment of money in excess of $30,000,000 (determined net of any amounts covered by insurance policies by insurers believed by the Borrower in good faith to be credit-worthy), either individually or in the aggregate, shall be rendered against the Borrower, any Guarantor or any other Significant Subsidiary or any of their respective properties and shall not be discharged and either (i) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (ii) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect; or
     (h) the Borrower or any Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
     (i) the Borrower or any Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy.
     8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
     (d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
ARTICLE IX.
ADMINISTRATIVE AGENT
     9.01 Appointment and Authority.
     Each of the Lenders hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except to the extent Sections 9.03(b) and 9.06 expressly contemplate rights of others, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.
     9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.

Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     9.04 Reliance by Administrative Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender, unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither the Lead Arranger nor any Co-Arranger shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except as expressly provided herein or therein.
     9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.06 and 10.04) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.06 and 10.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     9.10 Guaranty Matters. The Guarantee of a Guarantor will be released automatically:
     (a) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Borrower or a Restricted Subsidiary, if the sale or other disposition does not violate Section 7.04 hereof;
     (b) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Borrower or a Restricted Subsidiary, if the sale or other disposition does not violate Section 7.04 hereof; or
     (c) if the Borrower designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with Section 7.09 hereof.
     In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
ARTICLE X.
MISCELLANEOUS
     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
     (b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (c) reduce the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
     (d) change Section 2.10 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender, or, if such sharing or allocation is between Fixed Rate Loans and Floating Rate Loans, the consent of Lenders with more than 50% of the Commitments (or if the Commitments have been terminated, Lenders holding more than 50% of the outstanding principal amount of the Loans) of each such Tranche, voting as separate classes;
     (e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or
     (f) release all or substantially all of the value of the Guaranty without the written consent of each Lender.
and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.
     10.02 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     (d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
     (e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording. Furthermore, each Public-Side Lender agrees to cause at least one individual at or on behalf of such Public-Side Lender to at all times have selected the “PRIVATE-SIDE INFORMATION” or similar designation on the content declaration screen of the Platform in order to enable such Public-Side Lender or its delegate, in accordance with such Public-Side Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “PUBLIC-SIDE” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
     10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     10.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
     (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Lead Arranger, each Co-Arranger and each Lender and each Related Party of each of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Lead Arranger, each Co-Arranger or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Lead Arranger, such Co-Arranger or such Related Party, as the case may be, such Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity or against the Lead Arranger or any Co-Arranger acting in its capacity as such. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.09(d).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     10.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless the Administrative Agent otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.
     (iii) Required Consents. The consent of the Borrower and the Administrative Agent (each of which such consents not to be unreasonably withheld or delayed) shall be required unless (1) in the case of the Borrower consent only, an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and provided that the Borrower shall be deemed to have consented to any assignment if it shall not have responded to any request therefor before 4:00 P.M. (New York City time) three Business Days after the day on which such request was received.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.06; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     (vi) No Assignment to Non-Qualified Institutional Buyers or Natural Persons. No such assignment shall be made to (x) a Person that is not a “qualified institutional buyer” within the meaning of Rule 144A or (y) a natural person.
     (vii) No Assignment During Syndication. Except pursuant to transactions arranged by the Lead Arranger, no Lender may sell or assign (other than to an Affiliate) any portion of its interest in the Initial Loans until the Syndication Completion Date.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The

Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent (except as set forth below), sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) prior to the Syndication Completion Date, no such participation may be granted by any Lender except to an Affiliate of such Lender and (v) no such participation may be granted by any Lender to a Person that is not a “qualified institutional buyer” within the meaning of Rule 144A.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.03 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (h) Notice to Lead Arranger. The Lead Arranger shall be notified of any participation (except to an Affiliate of the transferor Lender) until the 180th day after the Closing Date.
     10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lead Arranger, each of the Co-Arrangers and each of the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) bona fide or potential assignees, transferees and participants in connection with contemplated assignments, transfers or participations of any Loans or any participations therein or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Lead Arranger, any Co-Arranger or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
     For purposes of this Section, “Information” means all non-public information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as nonpublic and confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to confidential information of a similar nature.
     Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

     10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the

Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Loans, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
     10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.13 Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04 or (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or (iii) any Lender is unwilling to approve an amendment hereto which has been approved by Required Lenders but requires approval of such Lender to be effective, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
     (d) in the case of an assignment resulting from clause (iv) above, such assignment will result in effectiveness of such increase or amendment; and
     (e) such assignment does not conflict with applicable Laws.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

     10.14 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
          (c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
          (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     10.15 Waiver of Jury Trial.
     EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT

OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     10.16 No Advisory or Fiduciary Responsibility.
     In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lead Arranger and the Co-Arrangers, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Lead Arranger and each of the Co-Arrangers is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Administrative Agent, the Lead Arranger or any Co-Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, the Lead Arranger or any Co-Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Lead Arranger or any Co-Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Lead Arranger, each of the Co-Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Lead Arranger or any Co-Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Lead Arranger and the Co-Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Lead Arranger or any Co-Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

     10.17 USA PATRIOT Act Notice.
     Each Lender that is subject to the Act (as hereinafter defined) and each of the Administrative Agent, the Lead Arranger and each Co-Arranger (each in its capacity as such and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender, the Administrative Agent, the Lead Arranger or any Co-Arranger, as applicable, to identify the Borrower in accordance with the Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SANDRIDGE ENERGY, INC.
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	President and Chief Executive Officer

BANK OF AMERICA, N.A., as Administrative Agent
By:	/s/ Suzanne M. Paul
	Name:	Suzanne M. Paul
	Title:	Vice President

BANC OF AMERICA BRIDGE LLC, as a Lender
By:	/s/ Alysa Trakas
	Name:	Alysa Trakas
	Title:	Vice President

BANC OF AMERICA SECURITIES LLC, as Lead Arranger
By:	/s/ Jeffrey J. McLane
	Name:	Jeffrey J. McLane
	Title:	Principal

GOLDMAN SACHS CREDIT PARTNERS L.P., as Co-Arranger and a Lender
By:	/s/ Bruce H. Mendelsohn
	Name:	Bruce H. Mendelsohn
	Title:	Authorized Signatory

LEHMAN BROTHERS INC., as Co-Arranger
By:	/s/ Timothy N. Hartzell
	Name:	Timothy N. Hartzell
	Title:	Managing Director

LEHMAN COMMERCIAL PAPER INC., as a Lender
By:	/s/ Jeff Ogden
	Name:	Jeff Ogden
	Title:	Managing Director

DEUTSCHE BANK SECURITIES INC., as Co-Arranger
By:	/s/ Kevin M. Sherlock
	Name:	Kevin M. Sherlock
	Title:	Managing Director

DEUTSCHE BANK AG, NEW YORK BRANCH, as a Lender
By:	/s/ Marguerite Sutton
	Name:	Marguerite Sutton
	Title:	Director

SCHEDULE 2.01
COMMITMENTS

Lender	Fixed Rate Commitment	Floating Rate Commitment

Banc of America Bridge LLC	$229,125,000	$123,375,000

Deutsche Bank AG, New York Branch	$149,500,000	$80,500,000

Goldman Sachs Credit Partners L.P.	$149,500,000	$80,500,000

Lehman Commercial Paper Inc.	$121,875,000	$65,625,000

Total	$650,000,000	$350,000,000

SCHEDULE 5.03
GOVERNMENTAL AUTHORIZATIONS
None.

SCHEDULE 5.05
SUPPLEMENT TO INTERIM FINANCIAL STATEMENTS
(Continued on next page)

Supplement to Interim Financial Statements: Existing Indebtedness

		3/15/2007	Collateral

SYMBOL ENERGY
	LARCO	2,287,129.15	NA

SAGEBRUSH
	BANK OF AMERICA	4,000,000.00	All Bank of America cash accounts
	ROC	3,125,000.00	NA

		7,125,000.00

SR OPERATING
	N/P SDI	7,970,907.91	NA
	DAN JORDAN — AIRPLANE	252,777.76
	AICCO-Insurance Policies	2,398,624.25	NA
	AICCO-Insurance Policies	742,885.29	NA
	AICCO-Insurance Policies	305,367.53	NA

		11,670,562.74

HONDO HEAVY HAUL
	N/P JOHN DEERE	145,631.06	John Deere 724J Loader with 9’ Forks
	N/P PACCAR FINANCIAL	324,179.82	Quantity of 6 2003 Peterbilt 379-127 Vehicles

		469,810.88

LARIAT
*	MERRILL LYNCH #1	13,219,174.35	Rig #1 — Rig #7 and Ancillary Equipment
*	MERRILL LYNCH #2	1,662,818.55	Rig #13 and All Associated Equipment
*	MERRILL LYNCH #3	3,511,600.54	Rig #12 and All Associated Equipment
*	MERRILL LYNCH #4	1,811,403.86	Rig #14 and All Associated Equipment
*	MERRILL LYNCH #5	791,881.95	Service/Workover Rigs
*	MERRILL LYNCH #6	1,376,864.92	Rig #15 and All Associated Equipment
*	MERRILL LYNCH #7	1,595,583.63	Rig #16 and All Associated Equipment
*	MERRILL LYNCH #8	2,014,347.37	Rig #19 and All Associated Equipment
*	MERRILL LYNCH #9	708,446.28	Misc Trucks & Equipment

		3/15/2007	Collateral

*	MERRILL LYNCH #10	7,360,628.14	Rig #22 and 3 Pulling Units
*	MERRILL LYNCH #11	5,357,528.07	Rig #24 and All Associated Equipment
*	MERRILL LYNCH #12	7,566,748.67	Rig #26
*	MERRILL LYNCH #13	840,753.28	Pulling Units 11, 12, 13, & 17
*	MERRILL LYNCH #14	5,969,613.78	Rig #28
*	MERRILL LYNCH #15	5,189,799.77	Rig #28
	DAIMLER CHRYSLER #11970	16,114.28	2005 Sterling Acterra Tractor
	DAIMLER CHRYSLER #11974	16,114.28	2005 Sterling Acterra Tractor
	N/P DIAMLER CHRYSLER #83592	67,667.25	2007 Western Star 4900 Tractor
	N/P DIAMLER CHRYSLER #83593	67,667.25	2007 Western Star 4900 Tractor
	N/P DIAMLER CHRYSLER #81856	29,697.81	2007 Sterling Acterra Tractor
	N/P DIAMLER CHRYSLER #66004	64,213.62	2007 Western Star 4900 Tractor
	N/P DIAMLERCHRYSLER #81858	31,071.49	2007 Sterling Acterra Tractor
	N/P DIAMLERCHRYSLER #81859	32,302.92	2007 Sterling Acterra Tractor
	N/P DIAMLERCHRYSLER #81860	32,302.82	2007 Sterling Acterra Tractor
	N/P DIAMLERCHRYSLER #81861	33,355.49	2007 Sterling Acterra Tractor
	N/P JOHN DEERE #2582	42,178.49	2005 330CLC Excavator
	N/P JOHN DEERE CREDIT #9496	32,868.06	850C Long Track Crawler Dozer
	N/P JOHN DEERE CREDIT #6211	58,960.68	1050C Crawler Dozer
	N/P JOHN DEERE CREDIT #2526	30,811.13	850C Long Track Crawler Dozer
	N/P JOHN DEERE CREDIT #6277	54,893.05	1050C Crawler Dozer
	N/P JOHN DEERE CREDIT #64644	51,827.61	544H Loader
	N/P JOHN DEERE CREDIT #79513	60,093.66	544H Loader
	N/P JOHN DEERE CREDIT #79321	45,442.63	544H Loader
	N/P JOHN DEERE CREDIT #87862	64,445.24	544H Loader
	JOHN DEERE CREDIT #6762	7,638.21	2005 310SG Wheel Loader Backhoe
	N/P JDC #1063	31,922.64	1 850C Dozer
	N/P JDC #78141	69,599.16	1 544H Front Loader
	N/P JDC #3935	68,897.03	724J Loader
	N/P JDC #62412,61917,01125,611051	461,201.24	Backhoes,Motograders
	N/P JDC #611397,430,431,468,224	821,480.97	4 Motograders, 1 Loader
	N/P JDC	851,073.40	2 dozers, 1 loader, 2 backhoes
*	DAIMLER CHRYSLER	608,046.72	15 Freightliner Trucks
	GE CAPITAL CORP	1,128,498.96	10 Mack Trucks
	PACCAR #24856 & #24870	138,899.47	2-2004 Peterbilts
	PACCAR	46,516.63	Kenworths
	PACCAR #5780267	274,919.05	2-2007 Peterbilts and 2-2004 Peterbilts
	PACCAR #5783865	144,622.90	2-2004 Peterbilts
	PACCAR	147,347.81	2-2004 Peterbilts

		3/15/2007	Collateral

		64,609,885.11

*	THIS LARIAT DEBT IS GUARANTEED BY SDI

SDI
	BANK OF AMERICA	225,000,000.00	Oil & Gas Properties
	CITICAPITAL	184,106.36	2 CAT Generators

		225,184,106.36

*	THIS LARIAT DEBT IS GUARANTEED BY SDI

LARCO
	RIATA ENERGY	5,635,243.89	NA

NEG
	AICCO-Insurance Policies	2,559,014.92	NA

RIAGRA
	N/P SDI	8,983,980.36	NA

ROC
	N/P SDI	62,333.53	NA

PSEC
	N/P SDI	31,813,722.36	NA
	SUBORDINATED DEBT-SDI	6,540,000.00	NA

		38,353,722.36

PSPC
	N/P SDI	5,902,097.77	NA

TOTAL		372,842,887.07
LESS INTER-CO NOTES		72,320,414.97

TOTAL		300,522,472.10

SCHEDULE 5.06
LITIGATION
     Riata Energy, Inc. and Riata Piceance, LLC, Plaintiffs, V. Elliott Roosevelt, Jr., E.R. Family Limited Partnership and Ceres Resource Partners, L.P., Defendants.; No. 04-11461-E; In the 101st Judicial District Court in and for Dallas County, Tx
     Harvey Y. Yates Company, Plaintiff, v Riata Energy, Inc. Defendant; No. 10376; In the 112TH District Court in and for Pecos County, Tx

SCHEDULE 5.09
ENVIRONMENTAL MATTERS
None.

SCHEDULE 5.13
SUBSIDIARIES,
OTHER EQUITY INVESTMENTS
AND LOAN PARTY INFORMATION
(Continued on next page)

SCHEDULE 5.13
SandRidge Energy, Inc.

PART A AND PART B — all Subsidiaries and Equity Interests of Loan Parties

Symbol	Company Name	Address	City/State/Zip	FEIN	OWNERSHIP
SDI	SandRidge Energy, Inc.	1601 NW Expwy, 1600	Oklahoma City, OK 73118	20-8084793

SUBSIDIARY ENTITIES
	Algerita Energy, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	20-1400800	100%SDI
SOC	SandRidge Operating Company	1601 NW Expwy, 1600	Oklahoma City, OK 73118	75-2541245	100%SDI
	Cup Of The Day #1, LLC	701 S. Tyler, Ste 102	Amarillo, TX 79201	13-4301747	100%SOC
CSLLC	Chaparral Supply, LLC	P. O. Box 1417	Ft. Stockton, Texas 79735	26-0036758	100%SOC
IEL	Integra Energy, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	75-2887527	85%SOC
	Cholla Management, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	01-0557493	100%IEL
CHOLP	Cholla Pipeline, LP	1601 NW Expwy, 1600	Oklahoma City, OK 73118	26-0025092	36%IEL, 17%ROC
TPL	Transpecos Logging, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	75-2897434	100%SOC
	Black Bayou Exploration, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	20-4790561	100%SDI
LSI	Lariat Services, Inc.	2402 West Wall	Midland, TX 79701	75-2500702	100%SDI
LARCO	Lariat Compression Company	5432 N. Highway 1053	Ft. Stockton, TX 79735	75-2545523	100%LSI
SYMENE	Symbol Energy, Inc.	1601 NW Expwy, 1600	Oklahoma City, OK 73118	20-2882968	100%LARCO
HONDO	Hondo Heavy Haul	13416 W. 1-20 East	Odessa, TX 79765	20-3568524	100%LSI
	Larclay, GP, LLC	701 S. Taylor, Suite 426	Amarillo, TX 79101	20-4727861	50%LSI
	Larclay, L.P.	701 S. Taylor, Suite 426	Amarillo, TX 79101	20-4728095	50%LSI
MCRLLC	Midcontinent Resources, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	20-0096928	100%SDI
PSEML	PetroSource Energy Management, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	20-1237622	100%SDI
PSEC	PetroSource Energy Company, LP	1601 NW Expwy, 1600	Oklahoma City, OK 73118	20-2629471	99%SDI, 1% PSEM
PSCO2	PSCO2, LP	1601 NW Expwy, 1600	Oklahoma City, OK 73118	76-0547903	99%PSEC, 1% PSEML
PSPC	PetroSource Production Company, LP	1601 NW Expwy, 1600	Oklahoma City, OK 73118	20-1918006	99%PSEC, 1% PSEML
	PSE Holdings, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	75-2950920	100%SDI
PSEM	PSE Management, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	20-2622462	100%SDI
RLC	Riagra Land & Cattle	1601 NW Expwy, 1600	Oklahoma City, OK 73118	75-2569335	100%SDI
SDC	SandRidge Drilling Company	1601 NW Expwy, 1600	Oklahoma City, OK 73118	75-2563168	100%SDI
RIAN	Riata Energy Operating, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	20-0333569	100%SDI
REIPIC	Riata Piceance, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	20-0023468	100%SDI
	Riata Wolfcamp Management, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	20-2214412	100%SDI
ROC	ROC Gas Company	1601 NW Expwy, 1600	Oklahoma City, OK 73118	75-2541148	100%SDI
SBP	Sagebrush Pipeline, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	20-1550515	70%ROC
SMM	Sierra Madera Management, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	43-1969581	100%SDI
SMCO2	Sierra Madera CO2 Pipeline, Ltd	1601 NW Expwy, 1600	Oklahoma City, OK 73118	47-0881558	99%SDI, 1% SMM

Symbol	Company Name	Address	City/State/Zip	FEIN	OWNERSHIP
SandRidge Holdings, Inc. Acquisition		1601 NW Expwy, 1600	Oklahoma City, OK 73118	20-5878401	100% SDI
NEG	NEG Oil & Gas, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	03-0573934	100% Sandridge

SUBSIDIARY ENTITIES
NEGH	NEG Holding, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	75-2958833	100%NEG
NEGO	NEG Operating, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	87-0776535	100%NEGH
NGXGP	NGX GP of Delaware LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	87-0776542	100%NEGO
NGXLP	NGX LP Of Delaware LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	87-0776545	100%NEGO
NGXELP	NGX Energy Limited Partnership	1601 NW Expwy, 1600	Oklahoma City, OK 73118	87-0776546	99%NGXLP, 1%NGXGP
SHANA	Shana National LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	87-0776549	100%NEGO
MIDR	Mid River, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	87-0776548	100%NEG
OFFGP	Offshore GP, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	87-0776539	100%NEG
OFFLP	Offshore LP, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	87-0776538	100%NEG
NOFFSH	National Offshore LP	1601 NW Expwy, 1600	Oklahoma City, OK 73118	11-3758786	99%OFFLP, 1%OFFGP
ONGP	Onshore GP, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	76-0833283	100%NEG
ONLP	Onshore LP, LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	87-0776536	100%NEG
NONSH	National Onshore LP	1601 NW Expwy, 1600	Oklahoma City, OK 73118	47-0953489	99%ONLP, 1%ONGP
GBPIPE	Galveston Bay Pipeline Company	1601 NW Expwy, 1600	Oklahoma City, OK 73118	76-0595703	100%NONSH
GBPROC	Galveston Bay Processing Company	1601 NW Expwy, 1600	Oklahoma City, OK 73118	76-0570422	100%NONSH
PART C — LOAN PARTIES INFORMATION

Company Name	Address	City/State/Zip	Jurisdiction	FEIN Number
SandRidge Operating Company	1601 NW Expwy, 1600	Oklahoma City, OK 73118	Texas	75-2541245
Integra Energy, L.L.C.	1601 NW Expwy, 1600	Oklahoma City, OK 73118	Texas	75-2887527
Lariat Compression Company	1601 NW Expwy, 1600	Oklahoma City, OK 73118	Texas	75-2545523
NEG Oil & Gas LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	Delaware	03-0573934
NEG Operating LLC	1601 NW Expwy, 1600	Oklahoma City, OK 73118	Delaware	87-0776535
National Offshore LP	1601 NW Expwy, 1600	Oklahoma City, OK 73118	Delaware	11-3758786
National Onshore LP	1601 NW Expwy, 1600	Oklahoma City, OK 73118	Delaware	47-0953489
PetroSource Energy Company, LP	1601 NW Expwy, 1600	Oklahoma City, OK 73118	Texas	20-2629471
PetroSource Production Company, L.P.	1601 NW Expwy, 1600	Oklahoma City, OK 73118	Texas	20-1918006
SandRidge Energy, Inc.	1601 NW Expwy, 1600	Oklahoma City, OK 73118	Texas	20-8084793
ROC Gas Company	1601 NW Expwy, 1600	Oklahoma City, OK 73118	Texas	75-2541148
Sandridge Holdings, Inc.	1601 NW Expwy, 1600	Oklahoma City, OK 73118	Delaware	20-5878401

SCHEDULE 10.02
ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES
BORROWER:
SandRidge Energy, Inc.
1601 Northwest Expressway, Suite 1600
Oklahoma City, OK 73118
Attention: Matt McCann
Telephone: (405) 753-5600
Telecopier: (405) 753-5988
Electronic Mail: mmccann@sdrge.com
Website Address: www.sandridgeenergy.com
U.S. Taxpayer Identification Number: 20-8084793
ADMINISTRATIVE AGENT:
Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
One Independence Center
101 North Tryon Street
Mail Code: NC1-001-04-39
Charlotte, NC 28255-001
Attention: Renee Blackmore
Telephone: (704) 387-2484
Telecopier: (704) 719-5450
Account No.: 1366212250600
Ref: SandRidge Energy, Inc.
ABA# 026009593
Other Notices as Administrative Agent:
Bank of America, N.A.
Agency Management
231 South LaSalle Street
Mail Code: IL1-231-10-41
Chicago, IL 60697
Attention: Suzanne M. Paul
Telephone: (312) 923-1640
Telecopier: (877) 206-8435
Electronic Mail: suzanne.m.paul@bankofamerica.com

SCHEDULE 10.06
PROCESSING AND RECORDATION FEES
     The Administrative Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $2,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $2,500 plus the amount set forth below:

Transaction	Assignment Fee

First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-

Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500

EXHIBIT A
FORM OF LOAN NOTICE
Date: ___________, _____
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of March 22, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among SandRidge Energy, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.
     The undersigned hereby requests (select one):
     ☐ A Borrowing of Initial Loans                    ☐ A conversion or continuation of Loans
     1.   On                                                                               (a Business Day).
     2.   In the amount of $                                                            .
     3.   Comprised of                                                                     .
[Type of Loan requested]
     4.   For Eurodollar Rate Loans: with an Interest Period of                  months.

SANDRIDGE ENERGY, INC.
By:
Name:
Title:

A-1
Form of Loan Notice

EXHIBIT B
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date:                     ,
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of March 22, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among SandRidge Energy, Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.
     The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                               of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
     1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
     1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
     2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.
     3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and
[select one:]

B-1
Form of Compliance Certificate

     [to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
—or—
     [the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
     4. The representations and warranties of the Borrower contained in Article V of the Agreement, and any representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                                   ,                          .

SANDRIDGE ENERGY, INC.
By:
Name:
Title:

B-2
Form of Compliance Certificate

EXHIBIT C
ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] 1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] 2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Form of Assignment and Assumption

[the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of March 22, 2007 among SandRidge Energy, Inc., the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

6.	Assigned Interest[s]: [5]

			Aggregate			Percentage
			Amount of	Amount of		Assigned of
		Facility	Commitment/Loans	Commitment/Loans		Commitment/	CUSIP
Assignor[s][6]	Assignee[s][7]	Assigned[8]	for all Lenders[9]	Assigned		Loans[10]	Number
		________	$ ________	$	________	________ %
		________	$ ________	$	________	________ %
		________	$ ________	$	________	________ %

[7.	Trade Date:	][11]

[5]	The reference to “Loans” in the table should be used only if the Credit Agreement provides for Term Loans.

[6]	List each Assignor, as appropriate.

[7]	List each Assignee, as appropriate.

[8]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Floating Rate Commitment”, “Fixed Rate Commitment”, etc.).

[9]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Assumption

Effective Date:                                         , 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

Consented to and Accepted: BANK OF AMERICA, N.A, as Administrative Agent
By:
Title:

Consented to: SANDRIDGE ENERGY, INC.
By:
Title:

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
[                                                   ]12
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is a “qualified institutional buyer” within the meaning of Rule 144A, (iii) it meets all the requirements to be an assignee under Section 10.06(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it

[12]	Describe Credit Agreement at option of Administrative Agent.

Form of Assignment and Assumption

has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (viii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (c) acknowledges that [the][each] Assigned Interest is not a “security” and confirms that (i) it is not relying on the protections of the U.S. Securities Act of 1933, as amended, or the rules or regulations thereunder or similar laws governing the offer and sale of securities and (ii) it is not requesting the delivery of any financial information in addition to that provided for in the Credit Agreement with respect to [the][each] Assigned Interest.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

EXHIBIT D
EXECUTION VERSION
GUARANTY
dated as of March 22, 2007
from
THE GUARANTORS NAMED HEREIN
and
THE ADDITIONAL GUARANTORS REFERRED TO HEREIN
in favor of
THE GUARANTEED PARTIES REFERRED HEREIN

GUARANTY
          GUARANTY dated as of March 22, 2007 made by the Persons listed on the signature pages hereof and the Additional Guarantors (as defined in Section 8(b)) (such Persons so listed and the Additional Guarantors being, collectively, the “Guarantors” and, individually, each a “Guarantor”) in favor of the Guaranteed Parties (as defined below).
          PRELIMINARY STATEMENT. SandRidge Energy, Inc., a Delaware corporation (the “Borrower”), is party to a Credit Agreement dated as of March 22, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined) with certain Lenders party thereto, Bank of America, N.A., as Administrative Agent (the “Administrative Agent”) and Banc of America Securities LLC, as Lead Arranger, and Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P. and Lehman Brothers Inc., as Co-Arrangers. Each Guarantor may receive, directly or indirectly, a portion of the proceeds of the Loans under the Credit Agreement and will derive substantial direct and indirect benefits from the transactions contemplated by the Credit Agreement. It is a condition precedent to the making of Loans by the Guaranteed Parties under the Credit Agreement that each Guarantor shall have executed and delivered this Guaranty. The Lenders and the Administrative Agent are herein called the “Guaranteed Parties”.
          NOW, THEREFORE, in consideration of the premises and in order to induce the Guaranteed Parties to enter into, and to make Loans under, the Credit Agreement, each Guarantor, jointly and severally with each other Guarantor, agrees as follows:
          Section 1. Guaranty; Limitation of Liability. (a) Each Guarantor absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party (such Obligations being the “Guaranteed Obligations”), and will pay any and all expenses (including fees and expenses of counsel) incurred by the Administrative Agent or any other Guaranteed Party in enforcing any rights under this Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Guaranteed Party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.
          (b) Each Guarantor and by its acceptance of this Guaranty the Administrative Agent and each other Guaranteed Party, confirm that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law (as hereinafter defined), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Guaranteed Parties and the Guarantors irrevocably agree that the Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Section 4(b) below, will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance. For purposes hereof, “Bankruptcy Law” means law with respect to any proceeding of the type referred to in Section 8.01(h) of the Credit Agreement or Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.
          (c) If any payment shall be required to be made to any Guaranteed Party under this Guaranty or any other guaranty, then, subject to Section 4, each Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Guaranteed Parties under or in respect of the Loan Documents.
          Section 2. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Guaranteed Party with respect thereto. The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of any other Loan Party arising under the Loan Documents or otherwise with respect to any Loan, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
     (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
     (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;
     (c) any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;
     (d) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

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     (e) any failure of any Guaranteed Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Guaranteed Party;
     (f) the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement (as hereinafter defined) or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or
     (g) any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by any Guaranteed Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Guaranteed Party or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had been due but not made at such time.
          Section 3. Waivers and Acknowledgments. (a) Each Guarantor unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Guaranteed Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person.
          (b) Each Guarantor unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.
          (c) Each Guarantor unconditionally and irrevocably waives:
     (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Guaranteed Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person, and
     (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.
          (d) Each Guarantor unconditionally and irrevocably waives any duty on the part of any Guaranteed Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects

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of any other Loan Party or any of its Subsidiaries now or hereafter known by such Guaranteed Party.
          (e) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 2 and this Section 3 are knowingly made in contemplation of such benefits and it has determined that this Guaranty is necessary and convenient to the conduct, promotion and attainment of the business of such Guarantor.
          Section 4. Subrogation; Contribution.
          (a) Each Guarantor unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Guaranteed Party against the Borrower, any other Loan Party or any other insider guarantor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of:
     (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty and
     (ii) the irrevocable termination or expiration in whole of all Commitments, such amount shall be received and held in trust for the benefit of the Guaranteed Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents. If:
     (x) any Guarantor shall make payment to any Guaranteed Party of all or any part of the Guaranteed Obligations,
     (y) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and
     (z) all Commitments shall have been irrevocably terminated or shall have irrevocably expired in whole,

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the Guaranteed Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment or other condition made by such Guarantor pursuant to this Guaranty.
          (b) Each Guarantor (a “Contributing Guarantor”) agrees that, in the event a payment shall be made by any other Guarantor (a “Claiming Guarantor”) hereunder in respect of any Guaranteed Obligation, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment multiplied by a fraction of which the numerator shall be the net assets of such Contributing Guarantor on the date of such payment and the denominator shall be the aggregate net assets of all the Guarantors on the date of such payment, in each case as determined in accordance with GAAP.
          Section 5. Payments Free and Clear of Taxes, Etc.
          (a) Any and all payments by or on account of any obligation of any Guarantor hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if a Guarantor shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or the Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Guarantor shall make such deductions and (iii) such Guarantor shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) Without limiting the provisions of subsection (a) above, each Guarantor shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Each Guarantor shall indemnify each Guaranteed Party, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes which (i) arise from any payment made hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and (ii) are paid by such Guaranteed Party, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority but net of any foreign tax credit or the benefit of any deduction or other tax benefit determined in good faith by such Guaranteed Party to be attributable to the imposition of such Indemnified Tax. A certificate as to the amount of such payment or liability delivered in good faith to a Guarantor by a Guaranteed Party (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Guaranteed Party, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a guarantor to a Governmental Authority, such Guarantor shall deliver to the

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Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Guarantor is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to such Guarantor (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by a Guarantor or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by a Guarantor or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Guarantor or the Administrative Agent as will enable such Guarantor or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
          (f) Without limiting the generality of the foregoing, in the event that a Guarantor is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under the Credit Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
          (g) If any Guaranteed Party determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Guarantor or with respect to which a Guarantor has paid additional amounts pursuant to this Section, it shall pay to such

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Guarantor an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Guarantor under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Guaranteed Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Guarantor, upon the request of such Guaranteed Party, agrees to repay the amount paid over to such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Guaranteed Party in the event Guaranteed Party is required to repay such refund to such Governmental Authority. This Guaranty shall not be construed to require any Guaranteed Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Guarantor or any other Person, and each Guaranteed Party shall make its determination under this subsection in its sole discretion.
          Section 6. Representations and Warranties. Each Guarantor makes each representation and warranty made in the Loan Documents by the Borrower with respect to such Guarantor and each Guarantor hereby further represents and warrants as follows:
     (a) There are no conditions precedent to the effectiveness of this Guaranty that have not been satisfied or waived.
     (b) Such Guarantor has, independently and without reliance upon any Guaranteed Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and each other Loan Document to which it is or is to be a party, and such Guarantor has established adequate means of obtaining from each other Loan Party on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Loan Party.
          Section 7. Covenants. So long as any part of the Guaranteed Obligations shall remain unpaid or any Guaranteed Party shall have any Commitment, each Guarantor will perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents on its or their part to be performed or observed or that the Borrower has agreed to cause such Guarantor or such Subsidiaries to perform or observe.
          Section 8. Amendments, Guaranty Supplements, Etc. (a) No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor herefrom shall in any event be effective unless the same shall be entered into in accordance with Section 10.01 of the Credit Agreement.
          (b) Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit A hereto (each, a “Guaranty Supplement”), (i) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor, and

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(ii) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement and all other Guaranty Supplements.
          Section 9. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopy communication) and mailed, telecopied, or delivered to it, if to any Guarantor, addressed to it in care of the Borrower at the Borrower’s address in accordance with Section 10.02 of the Credit Agreement, if to the Administrative Agent or any other Guaranteed Party, at its address in accordance with Section 10.02 of the Credit Agreement, or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall, when mailed or telecopied, be effective when deposited in the mails or transmitted by telecopier, respectively. Delivery of an executed counterpart of a signature page to any amendment or waiver of any provision of this Guaranty or of any Guaranty Supplement by telecopier shall be effective as delivery of an original executed counterpart thereof.
          Section 10. No Waiver; Remedies. No failure on the part of any Guaranteed Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
          Section 11. Right of Set-off. To secure the repayment of the Guaranteed Obligations, each Guarantor grants to each Guaranteed Party, and each of their respective Affiliates, a security interest, a lien, and a right of offset, each of which shall be in addition to all other interests, liens, and rights of any Guaranteed Party, at common Law, under the Loan Documents or otherwise, and each of which shall be upon and against:
     (a) any and all moneys, securities or other property (and the proceeds therefrom) of such Guarantor now or hereafter held or received by or in transit to any Guaranteed Party, from or for the account of such Guarantor, whether for safekeeping, custody, pledge, transmission, collection or otherwise,
     (b) any and all deposits (general or special, time or demand, provisional or final) of such Guarantor with any Guaranteed Party, or any of their respective Affiliates and
     (c) any other credits and claims of Borrower at any time existing against any Guaranteed Party, including claims under certificates of deposit.
          At any time and from time to time after the occurrence of any Event of Default, each Guaranteed Party is authorized to foreclose upon, or to offset against the Guaranteed Obligations then due and payable (in either case without notice to such Guarantor), any and all items hereinabove referred to, irrespective of whether or not such Guaranteed Party shall have made any demand under this Guaranty, any other Loan Document and although such obligations

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of such Guarantor may be contingent or unmatured or are owed to a branch or office of such Guaranteed Party different from the branch or office holding such items. The remedies of foreclosure and offset are separate and cumulative, and either may be exercised independently of the other without regard to procedures or restrictions applicable to the other.
          Section 12. Subordination. Each Guarantor subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 12:
     (a) Except during the continuance of an Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), however, unless the Administrative Agent otherwise agrees, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.
     (b) In any proceeding under any Bankruptcy Law relating to any other Loan Party, the Guaranteed Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.
     (c) After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Guaranteed Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.
     (d) After the occurrence and during the continuance of any Event of Default (including the commencement and continuation of any proceeding under any Bankruptcy Law relating to any other Loan Party), the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion:
     (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post Petition Interest), and

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     (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post Petition Interest).
          Section 13. Continuing Guaranty; Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall:
     (a) remain in full force and effect until it is released in accordance with the Credit Agreement,
     (b) be binding upon the Guarantor, its successors and assigns and
     (c) inure to the benefit of and be enforceable by the Guaranteed Parties and their permitted successors, transferees and assigns.
Without limiting the generality of clause (c) of the immediately preceding sentence, any Guaranteed Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including all or any portion of its Commitments, the Loans owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Guaranteed Party herein or otherwise, as and to the extent provided in Section 10.06 of the Credit Agreement. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Guaranteed Parties.
          Section 14. Execution in Counterparts. This Guaranty and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by telecopier shall be effective as delivery of an original executed counterpart of this Guaranty.
          Section 15. Terms Generally; References and Titles. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context requires otherwise:
     (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein);
     (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns;

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     (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Guaranty in its entirety and not to any particular provision hereof;
     (d) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Guaranty;
     (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; and
     (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
References to any document, instrument, or agreement shall include:
     (i) all exhibits, schedules, and other attachments thereto, and
     (ii) shall include all documents, instruments, or agreements issued or executed in replacement thereof.
Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word “or” is not exclusive. Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer. References to “days” shall mean calendar days, unless the term “Business Day” is used. Unless otherwise specified, references herein to any particular Person also refer to its successors and permitted assigns.
          Section 16. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a)THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     (b) EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH

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GUARANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY GUARANTEED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (b) ABOVE. EACH GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) EACH GUARANTOR IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     (e) EACH GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (I) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, AND (II) ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LEGAL PROCEEDING ANY “SPECIAL DAMAGES,” AS DEFINED BELOW. EACH GUARANTOR (X) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (Y) ACKNOWLEDGES THAT THE OTHER PARTIES TO THE LOAN DOCUMENTS HAVE BEEN INDUCED TO ENTER THEREIN BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY.

12

          IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first-above written.

NEG OIL & GAS LLC
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chief Executive Officer

NATIONAL ONSHORE LP
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chief Executive Officer

NATIONAL OFFSHORE LP
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chief Executive Officer

ROC GAS COMPANY
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chief Executive Officer

LARIAT COMPRESSION COMPANY
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chief Executive Officer

SANDRIDGE OPERATING COMPANY
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chief Executive Officer

INTEGRA ENERGY, L.L.C. By: SandRidge Operating Company, managing member
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chief Executive Officer

PETROSOURCE ENERGY COMPANY, LP
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chief Executive Officer

PETROSOURCE PRODUCTION COMPANY, L.P.
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chief Executive Officer

NEG OPERATING LLC
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chief Executive Officer

SANDRIDGE HOLDINGS, INC.
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chief Executive Officer

LARIAT SERVICES, INC.
By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	Chief Executive Officer

Exhibit A
To The
Guaranty
FORM OF GUARANTY SUPPLEMENT
_________ __, ____
BANK OF AMERICA, N.A., as Administrative Agent
9 West 57th Street
New York, New York 10019
Credit Agreement dated as of March 22, 2007 among
SandRidge Energy, Inc. (the “Borrower”),
the Guaranteed Parties party to the Credit Agreement,
Bank of America, N.A., as Administrative Agent and Banc of America Securities LLC, as Lead
Arranger, and Deutsche Bank Securities Inc., Goldman Sachs Credit Partners L.P. and Lehman Brothers
Inc. as Co-Arrangers
Ladies and Gentlemen:
          Reference is made to the above-captioned Credit Agreement and to the Guaranty referred to therein (such Guaranty, as in effect on the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, together with this Guaranty Supplement, being the “Guaranty”). Capitalized terms defined in the Guaranty or in the Credit Agreement and not otherwise defined herein are used herein as therein defined.
          Section 1. Guaranty; Limitation of Liability. (a) The undersigned absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party (such Obligations being the “Guaranteed Obligations”), and will pay any and all expenses (including fees and expenses of counsel) incurred by the Administrative Agent or any other Guaranteed Party in enforcing any rights under this Guaranty Supplement, the Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Guaranteed Party but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.
          (b) The undersigned, and by their acceptance of this Guaranty Supplement, the Administrative Agent and each other Guaranteed Party, confirm that it is the intention of all such Persons that this Guaranty Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty

Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, the Administrative Agent, the other Guaranteed Parties and the undersigned hereby irrevocably agree that the Obligations of the undersigned under this Guaranty Supplement and the Guaranty at any time shall be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Section 4(b) of the Guaranty, will result in the Obligations of the undersigned under this Guaranty Supplement and the Guaranty not constituting a fraudulent transfer or conveyance.
          (c) If any payment shall be required to be made to any Guaranteed Party under this Guaranty Supplement, the Guaranty or any other guaranty, then, subject to Section 4, the undersigned will contribute, to the maximum extent permitted by applicable law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Guaranteed Parties under or in respect of the Loan Documents.
          Section 2. Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first-above written, to be bound as a Guarantor by all of the terms and conditions of the Guaranty to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Guaranty to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.
          Section 3. Representations and Warranties. As of the date first-above written, the undersigned makes each representation and warranty set forth in Section 6 of the Guaranty to the same extent as each other Guarantor.
          Section 4. Delivery by Telecopier. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by telecopier shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.
          Section 5. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a)THIS GUARANTY SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     (b) THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR

PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. THE UNDERSIGNED AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY SUPPLEMENT, THE GUARANTY OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY GUARANTEED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST THE UNDERSIGNED OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) THE UNDERSIGNED IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SUBSECTION (b) ABOVE. THE UNDERSIGNED IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) THE UNDERSIGNED IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9 OF THE GUARANTY. NOTHING IN THIS GUARANTY SUPPLEMENT OR THE GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     (e) THE UNDERSIGNED IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (I) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY SUPPLEMENT, THE GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, AND (II) ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LEGAL PROCEEDING ANY “SPECIAL DAMAGES,” AS DEFINED BELOW. THE UNDERSIGNED (X) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (Y) ACKNOWLEDGES THAT THE OTHER PARTIES TO THE LOAN DOCUMENTS HAVE BEEN INDUCED TO ENTER THEREIN BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION. AS USED IN THIS SECTION, “SPECIAL DAMAGES” INCLUDES ALL

SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR PUNITIVE DAMAGES (REGARDLESS OF HOW NAMED), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY.

Very truly yours, [NAME OF ADDITIONAL GUARANTOR]
By
Title:

EXHIBIT E
OPINION OF COUNSEL TO THE LOAN PARTIES